As filed with the Securities and Exchange Commission on March 13, 1997


                                      Registration No. 333-15011

                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C.  20549

                                                AMENDMENT NO. 4 to
                                                     FORM SB-2

                                              REGISTRATION STATEMENT
                                                       Under
                                            THE SECURITIES ACT OF 1933

                                        GENISYS RESERVATION SYSTEMS, INC.
                                    (Name of small business issuer in charter)

    New Jersey                          7872                22-2719541
(State or other                (Primary Standard            (IRS Employer
 jurisdiction of                Industrial Classification    I.D. Number)
 incorporation                  Code Number)
 or organization)

                                  (Address and telephone number, of registrant's
                                           principal executive offices)

                                           2401 Morris Avenue, 3rd Floor
                                                  Union, NJ 07083
                                                  (908) 810-8767

                                    (Address of principal place of business or
                                       intended principal place of business)

             (Name, address and telephone number, of agent for service)

                                                   JOHN H. WASKO
                                       c/o Genisys Reservation Systems, Inc.
                                           2401 Morris Avenue, 3rd Floor
                                                  Union, NJ 07083
                                                  (908) 810-8767

                                   Please send a copy of all communications to:

         DAVID W. SASS, ESQ.                        William J. Davis
         McLaughlin & Stern, LLP                    Scheichet & Davis, P.C.
         260 Madison Avenue                         505 Park Avenue, 20th Floor
         New York, New York 10016                   New York, New York 10022
         (212) 448-1100                                 (212) 688-3200
         Fax(212) 448-0066                           Fax(212) 371-7634

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []_____

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[]---

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box [x]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                                          ------------------------------

                                          CALCULATION OF REGISTRATION FEE

Title of Each                       Amount           Proposed Maximum                            Proposed Maximum        Amount of
Class of Security                           Being                      Offering Price            Aggregate Offering
Registration
Being Registered                            Registered                 Per Unit/Share (1)        Price                     Fee

--------------------------------------------------------------------------------------------------

Shares of Common Stock                       1,035,000                 $5.00                      $5,175,000            $1,568.18
$.0001 par value(2)(3)                        Shares

Class A Common Stock                        1,725,000         $0.20                               $ 345,000              $ 104.55
Warrants(2)(3)                      Warrants

Shares of Common Stock                      1,725,000         $5.75                              $9,918,750             $3,005.68
underlying the Class A                      Shares
Warrants(2)(3)(4)

Class B Common Stock                        1,035,000         $0.10                               $ 103,500              $   31.36
Warrants(2)(3)                       Warrants

Shares of Common Stock                      1,035,000         $6.75                              $6,986,250              $2,117.05
underlying the Class B                        Shares
Warrants(2)(3)(4)

Class A Common Stock
Warrants(5)                                 287,500           $ .01                              $    2,875              $     .87

Shares of Common Stock                      287,500           $5.75                              $1,653,125               $  500.95
underlying Class A
Warrants issued in a
private placement(5)

Underwriter's Warrant                       90,000            $ .0001                            $        9              $     .01
to purchase Common                  Shares
Stock(2)

Class A Warrants(2)                  150,000         $ .0001                                     $       15              $     .01
                                    Warrants

Class B Warrants(2)                  90,000          $ .0001                                     $        9              $     .01
                                    Warrants

Underwriter's Shares                         90,000           $6.00                             $   540,000              $  163.64
of Common Stock(2)                  Shares

Shares of Common Stock                       150,000          $6.90                            $ 1,035,000              $   313.64
Underlying Under-                           Shares
writer's Warrant to
Purchase Class A
Warrants(2)(3)

Shares of Common Stock                       90,000           $8.10                            $   729,000              $   220.91

Underlying Under-                           Shares
writer's Warrant to
Purchase Class B
Warrants(2)(3)

TOTAL                                                                                                                   $8,026.86
                                                                                                                        ---------
Paid on Account                                                                                                          8,026.86
                                                                                                                        ---------
Balance Due                                                                                                             $  -0-







                                                                     3

(1)      Estimated solely for the purpose of calculating the registration fee.

(2)      Securities being registered for sale by the Company.

(3) Includes an additional 135,000 shares of Common Stock, 225,000 Class A Warrants, 225,000 shares of Common Stock underlying the Class A Warrants, 135,000 Class B Warrants and 135,000 shares of Common Stock underlying the Class B Warrants as part of the Underwriter's Overallotment Option.

(4) Pursuant to Rule 416 there are also being registered such additional shares as may be issued as a result of the anti-dilution provisions of the Common Stock Purchase Warrants and the Representative's Warrant.

(5)      Securities being registered for resale only.

                                                ------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                          -----------------------------

                                                 EXPLANATORY NOTE


         This registration statement covers the primary offering of Common Stock and Class A and Class B Redeemable Warrants by Genisys Reservation Systems, Inc. ("Company") and the offering of securities by certain selling stockholders
("Selling Stockholders"). The Company is registering under the primary prospectus ("Primary Prospectus") 900,000 Shares of Common Stock, 1,500,000 Class A Redeemable Warrants, and 900,000 Class B Redeemable Warrants for sale by the Underwriter. The Selling Stockholders are registering, under an alternate prospectus ("Alternate Prospectus") 287,500 Class A Warrants and 287,500 shares of Common Stock underlying outstanding Class A Warrants. The Alternate Prospectus pages, which follow the Primary Prospectus, contain certain sections which are to be combined with all of the sections contained in the Primary Prospectus, with the exceptions of the front and back cover pages and the section entitled "The Offering." Furthermore, all references contained in the Alternate Prospectus to the "Offering" shall refer to the Company's offering under the Primary Prospectus.

                                         GENISYS RESERVATION SYSTEMS, INC.

                                               Cross Reference Sheet

Item     Caption                                                                Location

1.       Forepart of Registration Statement                                     Outside Front Cover
                                                                                Page and Outside Front
                                                                                Cover Page of
                                                                                Prospectus

2.       Inside Front and Outside Back Cover                                    Inside Front and Back
         Outside Pages of Prospectus                                            Cover Pages

3.       Summary Information and Risk Factors                                   Prospectus Summary;
         Risk Factors

4.       Use of Proceeds                                                        Use of Proceeds

5.       Determination of Offering Price                                        Underwriting; Risk
                                     Factors

6.       Dilution                                                               Dilution

7.       Selling Security Holders                                               Not Applicable

8.       Plan of Distribution                                                   Underwriting

9.       Legal Proceedings                                                      Risk Factors; Business

10.      Directors, Executive Officers,                                         Management
         Promoters and Control Persons

11.      Security Ownership of Certain                                          Principal Stockholders
         Beneficial Owners and Management

12.      Description of Securities                                              Description of
                                                                                Securities

13.      Interest of Named Experts and Counsel                                  Legal Matters; Experts

14.      Disclosure of Commission Position on                                   Underwriting-
         Indemnification for Securities Act                                     Indemnification

15.      Organization Within Last Five Years                                    Not Applicable

16.      Description of Business                                                Business; Risk
                                                                                Factors; Financial
                                                                                Statements; Selected
                                                                                Financial Data;
                                                                                Prospectus Summary;
                                                                                Use of Proceeds

                                                         6




17.      Management's Discussion and Analysis                                   Management's
         or Plan of Operation                                                   Discussion and
                                                                                Analysis of Financial
                                                                            Condition            and Results
                                                                                of Operation


18.      Description of Property                                                Business-Properties


19.      Certain Relationships and Related                                      Certain Transactions
         Transactions

20.      Market for Common Equity and Related                                   Market Information;
         Stockholder Matters                                                    Prospectus Summary

21.      Executive Compensation                                                 Management-Executive
                                                                                Compensation

22.      Financial Statements                                                   Financial Statements

23.      Changes In and Disagreements With                                      Not Applicable
         Accountants on Accounting and
         Financial Disclosure






Subject to Completion dated March 13, 1997


PROSPECTUS


                                         GENISYS RESERVATION SYSTEMS, INC.

                                           900,000 Shares of Common Stock
                                      1,500,000 Class A Redeemable Warrants
                                        900,000 Class B Redeemable Warrants



         Genisys Reservation Systems, Inc., a New Jersey corporation ("Company"), hereby offers through R.D. White & Co., Inc. ("Underwriter") 900,000 shares ("Shares") of Common Stock, par value $.0001 per share ("Common Stock"), and 2,400,000 redeemable warrants ("Redeemable Warrants"), 1,500,000 of which will be "Class A Redeemable Warrants" and 900,000 of which will be "Class B Redeemable Warrants," at an anticipated public offering price of $5.00 per share of Common Stock, $.20 per Class A Redeemable
Warrant and $.10 per Class B Redeemable Warrant (the Common Stock and Redeemable Warrants collectively referred to as the "Securities"). The Common Stock, Class A Warrants and Class B Warrants will be offered separately. See "Underwriting."


         Each Redeemable Warrant shall be exercisable for a period of 48 months, commencing six (6) months from the date on which the registration statement ("Registration Statement") of which this prospectus ("Prospectus") forms a part is declared effective ("Effective Date") by the Securities and Exchange Commission ("Commission"). Each Class A Redeemable Warrant shall entitle the holder to acquire one share of Common Stock at a price equal to $5.75 per share. Commencing 12 months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class A Redeemable Warrants at a price equal to twenty cents ($.20) per Class A Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $6.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Each Class B Redeemable Warrant shall entitle the holder to acquire one share of the Common Stock at a price equal to $6.75 per share. Commencing 12 months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class B Redeemable Warrants at a price equal to ten cents ($.10) per Class B Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $7.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Descriptions of Securities."

         The Underwriting Agreement prohibits the Company from issuing any capital stock or other securities without the Underwriter's prior consent for a period of eighteen (18) months following the date of this Prospectus. This provision may limit the Company's ability to raise additional equity capital.


AN INVESTMENT IN THE SECURITIES DESCRIBED HEREIN INVOLVES A HIGH
DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK
FACTORS" AND "DILUTION."

SUCH SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            Price to Public             Underwriting Discounts      Proceeds to
                                                        and Commissions (1)         Company(2)

Per Share offered by        $5.00                       $.50                        $4.50
Company............
Per Class A Redeemable      $.20                        $.02                        $.18
Warrant offered by
Company..........

Per Class B Redeemable      $.10                        $.01                        $.09
Warrant offered by
Company..........

Total(3).....               $4,890,000                  $489,000                    $4,401,000
--------------------------- --------------------------- --------------------------  --------------------------


                                              R.D. White & Co., Inc.
                                                 -----------------

                                  The Date of this Prospectus is _________, 1997


---------------

(1) Does not include additional underwriting compensation to be paid by the Company to the Underwriter in the form of a non-accountable expense allowance of $146,700 ("Non-Accountable Expense Allowance") equal to 3% of the aggregate public offering price of the Securities or $168,705 assuming exercise in full of the Over-Allotment Option (as defined below), $50,000 of which has been advanced to the Underwriter.

(2) Exclusive of exercise of the Over-Allotment Option (as defined below) and before deducting expenses payable by the Company estimated at $381,700 (including the Underwriter's Non-Accountable Expense Allowance of $146,700 payable by the Company). After deducting such expenses and applicable underwriting discounts, the net proceeds to the Company, exclusive of the exercise of the Over-Allotment Option (as defined below), will be approximately $4,019,300.


(3) The Company has granted an option to the Underwriter to purchase all or part of an additional 15% of the Shares of Common Stock and Redeemable Warrants from the Company to cover over-allotments for a period of forty five (45) days from the Effective Date upon the same terms and conditions ("Over-
         Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $5,623,500, $562,350 and $5,061,150, respectively (exclusive of other expenses payable by the Company of $235,000 and the Non-
         Accountable Expense Allowance of $168,705). Assuming exercise of the Over-Allotment Option and after deducting expenses and applicable Underwriting Discounts, the net proceeds to the Company will be approximately $4,657,445. The Underwriter has agreed to exercise the Over-Allotment Option in full on the Effective
          Date.  See "Underwriting."


         Prior to the Company's public offering as described herein, there has been no active public market for the Common Stock or the Redeemable Warrants and no assurance may be given that a public market will develop following the completion of the offering or that, if any such market does develop, it will be sustained. The Company has applied to have the Securities listed for quotation on The NASDAQ SmallCap MarketSM ("NASDAQ") under the symbols: "GENS," "GENSW," and GENSZ," respectively. There can be no assurance given that the Company will be able to satisfy on a continuing basis the requirements for quotation of such securities on NASDAQ. See "Risk Factors - No Assurances of Public Market or Continued NASDAQ Listing," and "Risk Factors - Risk of Penny Stock Regulations".

         The Securities being offered for sale by the Company are being offered on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter pursuant to the terms of the Underwriting Agreement relating to the offering. See "Underwriting." It is expected that delivery of certificates representing the securities being offered by the Company will be made against payment therefor at the offices of the Underwriter on or about ______, 1997. See "Available Information."

         The Registration Statement of which this Prospectus forms a part but with a different Prospectus cover page ("Alternate Prospectus") also relates to the offer and sale of 287,500 Class A Redeemable Warrants and 287,500 shares of Common Stock issuable upon exercise of 287,500 outstanding Class A Redeemable Warrants which were previously issued by the Company to the holders thereof and are to be offered and sold by such stockholders ("Selling Stockholders"). The Class A Redeemable Warrants are exercisable at $5.75 per share. Such securities are subject to an 18 month lock-up by the Underwriter. The shares are being offered by the Selling Stockholders and are being registered for resale purposes only pursuant to the Alternate Prospectus. Sales of the securities to be offered by the Selling Stockholders (or even the potential of such sales) would likely have an adverse effect on the market prices of the securities being offered by the Company. The Company will not receive the proceeds of any sale of such securities by the Selling Stockholders but may receive proceeds from the exercise of the Redeemable Warrants covered by such shares if such Redeemable Warrants are exercised, as to which there can be no assurance. The Selling Stockholders will receive the proceeds from the sale, if any, of the securities to be offered by Selling Stockholders. Except as otherwise set forth herein, the costs incurred in connection with the registration of such securities are to be borne by the Company. See "Selling Stockholders."

         For a period of time, the Company was not in compliance with the filing requirements of the Securities Exchange Act of 1934 ("Exchange Act") and may be subject to legal liability as a result thereof. See "Risk Factors - Non-Compliance with Exchange Act Reporting Requirements".


         As of March 5, 1997 there were 769 shareholders of record of the Company.


         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         ALTHOUGH IT HAS NO LEGAL OBLIGATION TO DO SO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET-MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITER WILL NOT ACT AS A MARKET-MAKER UNTIL SUCH TIME AS ITS PARTICIPATION IN THIS OFFERING IS COMPLETE. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BE A DOMINATING INFLUENCE IN ANY MARKET THAT MIGHT DEVELOP FOR ANY OF THE COMPANY'S SECURITIES. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME OR FROM TIME TO TIME. THEREFORE,
THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL NOT BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREUNDER MAY BE AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITER'S PARTICIPATION IN THE MARKET. SEE "RISK FACTORS" AND "UNDERWRITING."

                                               AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith presently files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed a Registration Statement relating to the securities offered hereby with the Commission pursuant to the provisions of the Securities Act of 1933, as amended ("Securities Act"). Although this Prospectus forms a part of the Registration Statement, it does not contain all of the information set forth in the Registration Statement, the exhibits or the schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, the exhibits and the schedules thereto. All material elements of documents referenced in the Registration Statement are set forth in the prospectus disclosure herein. Reference is also made to the copy of such document which has been filed as an exhibit to the Registration Statement.

                                                PROSPECTUS SUMMARY



         The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial data (including any financial statements and the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share amounts set forth hereinafter have been adjusted to reflect the reverse split on a one-for-two basis effectuated in July 1996. Each prospective investor is urged to read this Prospectus in its entirety.



                                                    The Company

         The principal business activity of Genisys Reservation Systems, Inc. ("Company") is developing a computerized limousine reservation and payment system for the business traveler. The management of the Company anticipates that the proprietary software that is being developed will enable limousine reservations to be completely computerized i.e., be entirely automatic and operate without human intervention except for the initial inputing of travel information. Genisys Reservation Systems, Inc. is a development stage company and has no commercially available products at the present time.

         At the present time, there are four major airline computer reservation systems in operation in the United States -- "Sabre", "Worldspan", "Apollo" and "System One" (each reservation system referred to hereinafter as a "CRS"). Each CRS allows a travel agency or corporate travel department to make an airline reservation and receive instantaneously a confirmation and a printed airline ticket on any airline. It is also possible to make a hotel reservation with any of the major hotel chains through any CRS and receive an instantaneous confirmation of room availability. Additionally, a travel agent or corporate travel manager may make an automobile reservation with any of the major car rental companies (Hertz, Avis and the like) through any CRS and receive an immediate confirmation of the car rental reservation.

         When it comes to limousine reservations, however, there is at present no method for making a reservation through a CRS and receiving an immediate guaranteed confirmation. The usual method of making a limousine reservation in a destination city is to call a limousine company, if the corporate travel department or travel agent knows of one. This use of the telephone, with its attendant inconveniences such as "telephone tag" and missed communications, can make securing a confirmed limousine reservation inconvenient.

           The Company seeks to solve this problem by:

         1. developing a limousine reservation system that utilizes the CRS` already in use;

         2. developing a way to identify and qualify the best limousine service providers in the cities that are the business travelers most frequent destinations;

         3. developing a way to disseminate reservation information to corporate clients and to limousine service providers with no errors, with immediate confirmation and without the need to utilize the telephone;

         4. developing an automated electronic payment system to process all fees charged by the Company to its clients;

         5. performing the above-described tasks with a high degree of quality control; and

         6. providing corporate clients with precise management and financial information, to enable them to ascertain where their money is being spent.

         The Company was organized on April 25, 1986 under the name of JEC02 Lasers, Inc. and changed its name to Robotic Lasers, Inc. on December 22, 1987. It changed its name to Genisys Reservation
Systems, Inc. on July 16, 1996. The Company's executive offices are at 2401 Morris Avenue, Union, NJ 07083, and its telephone number is 908-810-8767.


                                                   The Offering

Securities Offered                                   900,000 shares of Common Stock, par
                                                     value $.0001, per share ("Common
                                                     Stock") and 2,400,000 redeemable
                                                     warrants ("Redeemable Warrants"),
                                                     1,500,000 of which will be "Class A
                                                     Redeemable Warrants" and 900,000 of
                                                     which will be "Class B Redeemable
                                                     Warrants."


Offering Price                                       $5.00 per Share of Common Stock
                                                     $0.20 per Class A Redeemable Warrant
                                                     $0.10 per Class B Redeemable Warrant


The Redeemable Warrants                              Each Redeemable Warrant shall be
                                                     exercisable for a period of 48
                                                     months, commencing six (6) months
                                                     from the date on which the
                                                     registration statement
                                                     ("Registration Statement") of which
                                                     this prospectus ("Prospectus") forms
                                                     a part is declared effective
                                                     ("Effective Date") by the Securities
                                                     and Exchange Commission
                                                     ("Commission").  Each Class A
                                                     Redeemable Warrant shall entitle the
                                                     holder to acquire one share of
                                                     Common Stock at a price equal to
                                                     $5.75 per share.  Commencing 12
                                                     months after the Effective Date, the
                                                     Company will have the right at any
                                                     time to redeem all, but not less
                                                     than all, of the Class A Redeemable
                                                     Warrants at a price equal to ten
                                                     cents ($.10) per Redeemable Warrant,
                                                     provided that the closing bid price
                                                     of the Common Stock equals or
                                                     exceeds $6.25 per share for any
                                                     twenty (20) trading days within a
                                                     period of thirty (30) consecutive
                                                     trading days ending on the fifth
                                                     trading day prior to the date of the
                                                     notice of redemption.  Each Class B
                                                     Redeemable Warrant shall entitle the
                                                     holder to acquire one share of the
                                                     Common Stock at a price equal to
                                                     $6.75 per share.  Commencing 12
                                                     months after the Effective Date, the

                                                        15




                                                     Company will have the right
                                                     at any time to redeem  all,
                                                     but not less than  all,  of
                                                     the   Class  B   Redeemable
                                                     Warrants  at a price  equal
                                                     to  ten  cents  ($.10)  per
                                                     Redeemable         Warrant,
                                                     provided  that the  closing
                                                     bid  price  of  the  Common
                                                     Stock   equals  or  exceeds
                                                     $7.25  per  share  for  any
                                                     twenty  (20)  trading  days
                                                     within a period  of  thirty
                                                     (30)  consecutive   trading
                                                     days  ending  on the  fifth
                                                     trading  day  prior  to the
                                                     date  of  the   notice   of
                                                     redemption.

Securities Outstanding Prior to the
 Company's Offering

         Common Stock                                3,280,594 Shares
         Class A Warrants                              287,500

Securities Outstanding After the
 Company's Offering:

         Common Stock (1)(3)                         4,330,594  Shares
         Class A Warrants(2)                         2,012,500  Warrants
         Class B Warrants(2)                         1,035,000  Warrants


Proposed NASDAQ SmallCap MarketSM
 Symbols(4)
         Common Stock                                GENS
         Class A Warrants                            GENSW
         Class B Warrants                            GENSZ

---------------


(1) Does not include: (a) 2,400,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants; (b)

                              360,000 shares of Common Stock issuable
         upon the exercise of the Redeemable Warrants contained in the Over-Allotment Option; and (c) 287,500 shares issuable upon exercise of Class A Redeemable Warrants issued in a private placement in May 1996, but does include the 135,000 Shares of Common Stock included in the Over-Allotment Option. See "Description of Securities," and "Underwriting."

(2)      Includes the 360,000 Redeemable
         Warrants issuable upon exercise of the Over-Allotment Option and 287,500 Class A Redeemable Warrants
         issued in a private placement in May 1996. See "Underwriting" and "Description of Securities."


(3)      Includes 15,000 shares of Common Stock issuable upon the
         conversion of two  promissory  notes at the completion of this Offering
         in  the  principal   amounts  of  $20,000  and  $10,000,   respectively
         ("Convertible Notes").

(4) The Shares of Common Stock and the Class A Redeemable Warrants and Class B Redeemable Warrants are expected to be listed for quotation on NASDAQ under the symbols: "GENS", "GENSW" and "GENSZ", respectively. There can be no assurance given that the Company will be able to satisfy on a continuing basis the requirements for quotation of such securities on NASDAQ. See "Risk Factors" and "Market for the Company's Securities and Other Related Stockholder Matters."


                                                   Risk Factors


         An investment in any of the securities being offered hereby is highly speculative and involves substantial risks including a qualified independent auditors report, financial losses, limited operations, early development stage of the Company, rapid technological changes, market acceptance, dependence on existing computer reservation systems, working capital, broad discretion in application of proceeds, dependence upon a key individual, possible need for additional financing, dependence on certain suppliers, economic downturn, technological change, new product development, product protection and infringement, and competition. See "Risk Factors."


                                                  Use of Proceeds

         The Company will receive the net proceeds of its offer and sale of the Common Stock and Warrants of approximately $4,019,300 and intends to use the net proceeds for the following: (i) approximately $850,000 for systems and procedures development and additional equipment; (ii) approximately $563,500 for repayment of outstanding indebtedness; and (iii) approximately $2,605,800 for general working capital purposes. See "Risk Factors" and "Use of Proceeds."

                                           Summary Financial Information

         The following summary of selected financial information concerning the Company, other than the "As Adjusted" information reflecting the Company's receipt and use of the net proceeds of its public offering (see "Use of Proceeds"), have been derived from the financial statements (including the related notes thereto) of the Company included elsewhere in this Prospectus ("Financial Statements").


SUMMARY STATEMENT OF OPERATIONS DATA:



                       Year Ended              Four Months             Year Ended               Period from
                         December 31,            Ended December          August 31,               March 7, 1994
                         1996                    31, 1996                1995                     to August 31,
                                                                                                  1994
Costs and                $1,051,203              $ 293,210               $ 269,080                $ 31,510
Expenses
Net Loss                 $(1,051,203)            $(293,210)              $(269,080)               $(31,510)
Net Loss Per             $     (.36)             $    (.11)              $    (.16)               $   (.02)
Share



SUMMARY BALANCE SHEET DATA:

                                         December 31, 1996    December 31, 1996
                          December 31,                               As
                             1995                               Adjusted(1)(2)


Working Capital           $(814,504)       $(600,043)                                                     $3,493,902
(Deficit)
Total Assets              $ 352,685        $   903,598                                                     4,997,543
Long-term Debt            $  89,746        $ 1,603,257                                                     1,009,757
Total Liabilities         $ 927,566        $ 2,295,929                                                     1,702,429
Stockholders' Equity      $(574,881)       $(1,392,331)                                                             3,295,114

(Deficiency)


(1) Includes the net proceeds (after Underwriting Commission, Nonaccountable Expense Allowance and other estimated expenses) of the offering contemplated herein of $4,657,445 (including the exercise in full of the Over-Allotment Option) and the repayment of outstanding indebtedness of $563,500. See "Use of Proceeds".


(2) Includes the conversion of $30,000 of Convertible Notes payable into 15,000 shares of Common Stock upon the consummation of this Offering.

                                                   RISK FACTORS


         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, THE NOTES THERETO AND THE DOCUMENTS REFERENCED HEREIN.

When used in this Prospectus, the words "may," "will," "expect", "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors are described under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Business" and in the risk factors set forth below.

Qualified Independent Auditor's Report - Financial Losses and Going
Concern.

         The financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 1996, the Company had incurred an accumulated deficit of ($1,645,003)as well as a working capital deficit of ($600,043). There is therefore substantial doubt as to the Company's ability to continue as a going concern. Furthermore, no assurance can be given that the Company's business strategy will prove successful or that the Company will operate profitably. See "Business", "Financial Statements" and "Management's Discussion and Analysis".

Limited Operations - No Revenues to Date

         To date, the operations of the Company have been limited to market research and development of a software and hardware system for computerizing the limousine reservation and payment process. The Company has not yet generated any revenues and will require further technical development within a period of the next twelve months, as well as an additional investment of the proceeds from this Offering before a determination of the system's commercial feasibility can be made. No assurance can be given that the

Company's reservation and payment system will achieve commercial feasibility. See "Business."

Development Stage of the Company

         The Company is not sufficiently established to fully evaluate or forecast its prospects. The Company is thus subject to all the risks associated with the creation of a new business and there is no assurance that it will be able to continue to function as a viable entity. See "Business."

Rapid Technological Changes - Cost and Competition

         The computer hardware and software industry is relatively new and has undergone, and is expected to continue to undergo, significant and rapid technological changes. Market penetration and customer acceptance of the Company's system will depend upon the Company's ability to develop and maintain a technically competent marketing force as well as its ability to adapt to rapid technological changes in its industry. The Company also expects that new competitors may introduce systems or services that are directly or indirectly competitive with those of the Company. Such competitors may succeed in developing systems and services that have greater functionality or are less costly than the Company's systems and services and may be more successful in marketing such systems and services. The Company is still developing its products and none are currently available. See "Business."

No Assurance of Market Acceptance

         The Company believes that its computerized limousine reservation and payment system will gain acceptance among corporate travel departments, however, there can be no assurance that a sufficient number of corporate travel departments will be willing to utilize the Company's system to enable the Company to achieve profitable operations. See "Business."

Dependence on Existing Computer Reservation Systems

         The Company is dependent on access to existing computer reservation systems. If such systems were to experience technical difficulties or be unable to operate for a period of time, the Company's business would be adversely affected. In addition, the Company has agreements with three of the four CRS`. There can be no assurance that such agreements will be renewed or renewed on favorable terms after their expiration. Moreover, if such agreements were to terminate and the Company were to lose access to such systems, its business would be materially and adversely affected. See "Business."

Broad Discretion by Management in Application of Proceeds; Funding of Day to Day Operations and Officers' Salaries; Repayment of Debt.

         A portion (approximately $2,605,800 or 64.9%) of the net proceeds derived from the sale of the Securities offered hereby will be added to the Company's general working capital. Management will have complete discretion as to the application of such funds, including payment of executive salaries and fees relating to the day to day operations. In addition, $563,500, or 14% of the net proceeds of the Offering will be used to repay certain debt of the Company. See "Use of Proceeds."

         The management of the Company also has broad discretion as to the application and allocation of up to $16,353,125 of gross proceeds that may be received upon exercise of the Redeemable Warrants. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this offering will be invested by the Company in temporary, short-term investment grade interest-bearing obligations. See "Use of Proceeds," "Business" and "Management."

Dependence Upon Key Individual; Thin Executive Management; Lack of Independent Directors

         The Company has only 2 executive officers and 3 non-executive employees and has no independent Directors. Its success is dependent upon the activities of Joseph Cutrona, its President. The loss of Mr. Cutrona's services through death, disability or resignation would have a material and adverse effect on the business of the Company. See "Management."

Non-Compliance with Exchange Act Reporting Requirements

         Between November 1988 and December 1995, the Company was not in compliance with the filing requirements of the Exchange Act. During such period, the Company filed unaudited financial statements rather than the audited financial statements required by the Exchange Act because it was unable to pay for audited financial statements. The Company may be subject to legal liability as a result thereof. If necessary, the Company may in the future use a portion of the proceeds from this offering allocated to working capital to pay for audited financial statements. See "Use of Proceeds."

Possible Need for Additional Financing

         The Company intends to fund its operations and other capital needs for the next twelve (12) months from the date of this offering substantially from revenues generated by the Company's planned operations and the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. See
"Use of Proceeds."

Dependence on Certain Suppliers

         The Company is dependent on certain of its suppliers who are involved with the development of the Company's system. Should the Company lose any such suppliers, it would cause a delay in the Company's bringing its system to market. The Company is dependent on two key suppliers who provide software development services to the Company. Travel Automation Management provides the "script" software programs which enable the Company's program to interact with each of the airline computer reservation systems. Prosoft, Inc. has written all the proprietary custom software for the Company's reservation system and is presently completing the Company's payment system. Travel Automation
Management's services are provided on a purchase order/contract basis with progress payment terms. Prosoft's services are provided under various formal written consulting agreements. No assurance can be given that the Company will be able to adequately replace these two suppliers in the event of a termination of services by the suppliers to the Company. See "Business."

Adverse Effect of Economic Downturn

         The Company's system, when operable, will be dependent on the travel habits of its customers. In the event there is an economic downturn or change in travel patterns, the Company's business could be adversely affected. See "Business."

Continuing Voting Control by Current Officers and Directors


         As of the date hereof, the management of the Company owns 2,684,627 shares of Common Stock. Consequently, immediately upon completion of the Company's public offering of the Securities, including exercise of the Over-Allotment Option but assuming no exercise of the Redeemable Warrants, the officers and directors of the Company will own or control the voting of 62.45% of the Company's issued and outstanding Common Stock. There are no cumulative voting rights and directors must be elected by a plurality of the outstanding voting securities entitled to vote. Therefore management of the Company will be in a position to control the actions of the Company. See "Principal Stockholders" and "Certain Transactions."


Limitations on Product Protection and Possibility of Infringement

         The Company does not have any patents on any of its technology and relies largely on copyright, its license agreements with customers and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the trade secrecy of its proprietary information. There can be no assurance that the legal protections and precautions taken by the Company, or available remedies, will be adequate to prevent misappropriation of the Company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies. Moreover, there can be no assurance that third parties will not assert infringement claims against the Company.
See "Business."

Likely Competition

         Although, to the best of the knowledge of the management of the Company, there are as yet no competitors, it must be assumed that if the Company's efforts are successful, other companies will begin to offer competing systems. These future competitors may well be companies which have substantially greater research, development, marketing and financial resources than the Company. Moreover, customers seeking limousine service will be able to reserve such service through existing telephone based systems or alternative methods which may indirectly compete with the Company.
See "Business."

Need for Highly Qualified Personnel

         The success of the Company's business will depend upon its ability to attract and retain personnel with a wide range of technical capabilities. Competition for such personnel is intense, and is expected to increase in the future. No assurance can be given that the Company will be able to attract and retain such personnel. See "Business."

Limited Lock-Up Agreement for Selling Stockholders.

         The Registration Statement of which this Prospectus forms a part also covers the registration of 287,500 Class A Redeemable Warrants and 287,500 shares of Common Stock issuable upon their exercise. These Warrants were issued by the Company in a private placement. While these securities may not be sold for eighteen (18) months from the date hereof pursuant to an agreement with the Underwriter, such restriction may be released in the Underwriter`s sole discretion at any time after all of the Securities offered hereby have been sold. No assurance can be given that the Underwriter will not release this lock-up before the eighteen (18) month period has expired.

Arbitrary Determination of Offering Price of Securities

         The public offering price of the Securities and the exercise price of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, book value, net worth or any other established criteria of value. Among the factors considered in determining such prices were the Company's historical performance and growth, management's assessment of the Company's business potential and earning prospects, the prospects for growth in the industry in which the Company operates, market prices and prevailing market conditions generally. Neither the offering price of the Securities nor the exercise price of the Redeemable Warrants should be regarded as indicative of the actual value of any of the securities being offered by the Company. The trading price of the securities and/or exercise price of the Redeemable Warrants could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new contracts or services by the Company or its competitors, government regulatory action, general trends in the industry and other actions, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time in recent years. See "Underwriting."

Immediate and Substantial Dilution


         This Offering involves an immediate and substantial dilution of $4.36 or 87.2% per share between the net tangible book value per share of Common Stock upon consummation of this Offering and the public offering price. To the extent that any future financing involves the sale of the Company's equity securities, the interests of the Company's then existing stockholders, including investors in this Offering, could be substantially diluted. See "Dilution" and "Possible Adverse Effect of Future Sales of Stock by Stockholders."


Absence of Dividends on Common Stock

         The Company has not paid any dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, working capital and earnings, if any, will be retained for use in the Company's business operations and in the expansion of its business. The Company has no present intention to pay cash dividends on its Common Stock. See "Dividend Policy" and "Description of Securities."


Potential Presence of Outside Party at Directors` Meetings

         The Underwriting Agreement grants the Underwriter the right to appoint a designee to attend all of the Company's Directors` meetings for a period of five (5) years. Such person would not owe the Company or its stockholders any fiduciary duty under state law as would the Company's actual Directors and executive officers. No assurance can be given that the Company or its stockholders would have any legal remedy against such potential designee if such person were to take any action, such as usurping a corporate opportunity, that might be found to be a breach of fiduciary duty had such action been taken by an actual Director.

Possible Adverse Effect of Future Sales of Stock by Stockholders

         Of the Company's 3,280,594 outstanding shares of Common Stock prior to the Offering contemplated hereby, 3,084,784 shares are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a two-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least three years are not subject to the quantity limitations or the manner of sale restriction of the rules. As of the date hereof, no shares of Common Stock are available for resale pursuant to Rule 144. Pursuant to an agreement with the Underwriter, the officers, directors and holders of 5% or more of the Company's equity securities, other than Steven Pollan and other than 200,000 shares of common stock held by Loeb are restricted from selling their respective securities for a period of 18 months from the Effective Date, absent waiver of such restriction by the Underwriter. See "Certain Transactions" and "Underwriting."

         In the event that shares of Common Stock which are not currently salable become salable by means of registration, eligibility for sale under Rule 144 or otherwise and the holders of such shares of Common Stock elect to sell such shares of Common Stock in the public market, there is likely to be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. In addition, to the extent that such shares of Common Stock enter the market, the value of the Common Stock in the over-the-counter market may be reduced. No predictions can be made as to the effect, if any, that sales or availability for sale of the Securities will have on the market price of any such securities, which may prevail from time to time. Nevertheless, the foregoing could adversely affect such prevailing market prices. See "Principal Stockholders," "Certain Transactions" and "Description of Securities."

Potential and Pending Litigation

         In August 1996, the Company gave notice to one of its former officers, Mr. Steven E. Pollan, that it was canceling 333,216 shares of Common Stock issued to him for services he was to have provided at the inception of Corporate Travel Link, Inc. The Company believes that Mr. Pollan never provided such services; Mr.

Pollan has informed the Company, however, that he will contest any attempt to cancel his shares. No assurances can be given that the Company would prevail if any legal proceeding is commenced by Mr.
Pollan.


         On February 20, 1997, two individuals filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking, among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from Plaintiffs' efforts as well as 5% of the Company`s Common Stock allegedly due for services rendered in connection with the Company`s acquisition of Travel Link in 1995. The claim for money damages is based upon a written agreement between Travel Link and plaintiffs while the claim for the shares of Common Stock is based upon alleged oral representations and promises made by an officer of Travel Link. No assurances can be given that the Company will prevail in this matter. See "Business-Litigation."


Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover Effects.

         The Company's Certificate of Incorporation authorizes the issuance of a maximum of 25,000,000 shares of preferred stock, $.0001 par value ("Preferred Stock"), on terms which may be fixed by the Company's Board of Directors without further stockholder action. None of such Preferred Stock has been designated or issued. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of Preferred
Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "Description of Securities - Preferred Stock."

Capital-Raising Restrictions

         The Underwriting Agreement prohibits the Company from issuing any capital stock or other securities without the Underwriter's prior consent for a period of eighteen (18) months following the date of this Prospectus. This provision may limit the Company's ability to raise additional equity capital.

Greater Share of Financial Risk to Investors in Public Offering


         Upon completion of the Company's public offering, the Company's current stockholders will have paid $618,600 for 3,295,594 shares of Common Stock, or 76.1% of the Company's then outstanding shares of Common Stock, and purchasers of the Securities in the Company's public offering will have paid $5,175,000 for 1,035,000 shares of Common Stock, or 23.9% (exclusive of related warrants) of the Company's then outstanding shares of Common Stock, including the exercise of the Over-Allotment Option in full but not including the exercise of the Redeemable Warrants included therein. Therefore, investors purchasing Securities in the Company's public offering will bear a substantially greater financial risk than the Company's current stockholders. See "Dilution."


No Assurance of Public Market or NASDAQ Listing

         Prior to the Company's public offering, there has been no public market for any of the Company's securities, and there can be no assurance given that a regular trading market for the Securities will develop after the completion of the Company's public offering. If a trading market does in fact develop for any of the foregoing securities, there can be no assurance given that it will be sustained. In connection with the Company's public offering, the Company applied for inclusion of the Common Stock and the Redeemable Warrants for quotation on NASDAQ under the symbols: GENS, GENSW, and GENSZ, respectively. While such securities are expected to be listed for quotation on NASDAQ, there can be no assurance given that the Company will be able to satisfy the requirements for continued quotation on NASDAQ or that such quotation will otherwise continue. If, for any reason, any of such securities become ineligible for continued listing and quotation or a public trading market does not develop, purchasers of such securities may have difficulty selling their securities should they desire to do so. See "Market Information."

Risk of "Penny Stock" Regulations

         The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. The Company believes that, as of the date of this Prospectus, the Common Stock and/or the Redeemable Warrants may be deemed to be "penny stocks" as defined by the Exchange Act and the rules and regulations promulgated thereunder. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment from the customer for at least three years.

         Further, monthly statements must be sent to the customer disclosing current price information for the penny stock held in the account. While many NASDAQ-listed securities would otherwise be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for: (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above-described rules may materially adversely affect the liquidity for the market of the Company's securities. Such rules may also affect the ability of broker-dealers to sell the Company's securities and may impede the ability of holders (including, specifically, purchasers in this offering) of the Common Stock, the Class A Redeemable Warrants, the Common Stock underlying the Class A Redeemable Warrants, the Class B Redeemable Warrants and the Common Stock underlying the Class B Redeemable Warrants to sell such securities in the secondary market.

Underwriter's Influence on the Market; Possible Restrictions on
Market-Making Activities during Warrant Solicitation

         Although it has no legal obligation to commence or continue to do so, the Underwriter may from time to time act as a market-maker and otherwise effect transactions in the Company's securities. To the extent the Underwriter acts as a market-maker in the Common Stock or Redeemable Warrants it may be a dominating influence in that market inasmuch as a significant amount of such securities may be sold to customers of the Underwriter.

         To the extent that the Underwriter solicits the exercise of the Redeemable Warrants from the holders thereof, it may be prohibited pursuant to the requirements of Rule 10b-6 under the Exchange Act from engaging in market-making activities during such solicitation and for a period of up to nine
(9) days preceding such solicitation. See "Underwriting."

Risk of Blue Sky Restrictions on Exercise of the Redeemable
Warrants

         The Company has qualified the sale of the securities being offered hereby in a limited number of states. Although certain exemptions in the Blue Sky laws of certain states, other than those states in which such securities are initially qualified, may permit such securities, including the Redeemable Warrants, to be transferred to purchasers in such states, the Company will be prevented from issuing Common Stock upon exercise of the Redeemable Warrants in such states unless an exemption from registration or qualification is available or unless the issuance of Common Stock upon the exercise of the Redeemable Warrants is qualified and a current registration statement is in effect. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Redeemable Warrants reside. In such case, the Redeemable
Warrants of such purchasers will expire and have no value if such warrants cannot be exercised. Accordingly, the market for the Redeemable Warrants may be limited. See "Underwriting."

Current Prospectus Requirement to Exercise Warrants

         During the exercise period of the Redeemable Warrants, the Company must maintain and make available a current prospectus. This Prospectus will no longer be current after _________, 1997 (or earlier upon the occurrence of a material event or change which would render the information herein inaccurate or otherwise misleading). There can be no assurance given that the Company will not be prevented by financial or other considerations from maintaining a current prospectus. In the event that a current prospectus is not available, the Redeemable Warrants may not be exercisable and the Company will be precluded from redeeming the Redeemable Warrants. See "Underwriting."

Adverse Effects of Possible Redemption of the Redeemable Warrants

         Each Class A Redeemable Warrant shall entitle the holder to acquire one share of the Common Stock at a price equal to $5.75 per share. Commencing 12 months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class A Redeemable Warrants at a price equal to ten cents ($.10) per Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $6.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Each Class B Redeemable Warrant shall entitle the holder to acquire one share of the Common Stock at a price equal to $6.75 per share. Commencing 12 months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class B Redeemable Warrants at a price equal to ten cents ($.10) per Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $7.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Descriptions of Securities." Although holders of the Redeemable Warrants will have the right to exercise their Redeemable Warrants through the date of redemption, they may be unable to do so because they lack sufficient funds at the time of redemption, or they may simply not wish to invest any more money in shares of the Common Stock at that time. Should a holder of the Redeemable Warrants fail to exercise such Redeemable Warrants or to sell such Redeemable Warrants on or prior to the redemption date, such Redeemable Warrants will have no value beyond their redemption value. The Company may not redeem the Redeemable Warrants unless the Company has available a current prospectus with respect to the Redeemable Warrants. See "Risk Factors-Current Prospectus Requirement" above and "Description of Securities-Redeemable Warrants."

                                                  USE OF PROCEEDS


         The net proceeds to the Company from the sale of the Securities being offered by the Company, after deducting expenses and other costs of the offering, are estimated to be approximately $4,019,300 (or $4,657,445 if the Over-Allotment Option is exercised in full). The Company intends to use the net proceeds of its offering substantially as follows:

Proposed Use of Proceeds       Approximate Amount        Percentage
System Procedures Development
 and additional equipment(1)      $850,000                21.1%
Repayment of Debt        (2)                                  563,500                14.0%
Working Capital          (3)     2,605,800                64.9%
                                 ---------                -----

Total                           $4,019,300                 100%
                                 ---------

----------------------------

(1) To be utilized for (a) completion of software development and acquisition of computer hardware needed to complete development of the Genisys Payment System (hereinafter defined) ($560,000) and (b) completion of software development and acquisition of computer hardware necessary to complete integration of the Genisys Reservation System (hereinafter defined) with the Apollo CRS ($290,000).

(2) The total of $563,500 bears interest at 10% per annum and is payable to 16 unaffiliated parties and matures upon the earlier to occur of May 29, 1997 or thirty days after the closing date of the first underwritten public offering of the Company's securities.

(3) General working capital contemplates, among other things, the use for general corporate purposes, including funding day to day operations of the Company such as executive salaries, compliance with reporting requirements and the Company's future development.

         The amounts set forth above are estimates developed by management of the Company based upon the Company's current plans and prevailing economic and industry conditions. Although the Company does not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that management of the Company finds that adjustment thereto is required, the amounts shown may be adjusted among the uses indicated above. The Company's proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and the Company's financial condition in general. Changes in general, economic, competitive and market conditions and the Company's financial condition would include, without limitation, the occurrence of an economic slowdown or recession and changes in the competitive environment in which the Company operates. While management of the Company is not currently aware of the existence or pending threat of any of the foregoing events, there can be no assurance given that one or more of such events will not occur. See "Risk Factors" generally, including specifically, "Broad Discretion by Management in Application of Proceeds; Funding of Day to Day Operations and Officer's Salaries"; "Adverse Effect of Economic Downturn" and "Likely
Competition".   Any   additional   proceeds   received   upon  exercise  of  the
Over-Allotment Option or Redeemable Warrants will be added to working capital and used as management, in its sole discretion, deems appropriate.

         While no assurance can be given, the Company believes that the net proceeds from its public offering and revenues generated by the Company's planned operations will be adequate to satisfy the Company's working capital needs for the next 12 months. The Company does not currently anticipate that it will need the proceeds from the potential exercise of Redeemable Warrants to fund its working capital needs or to maintain its operations over the next twelve (12) months. However, the Company may require additional financing in the future in order to expand its business. The Company is not able at this time to predict the amount or potential source of such additional funds and has no current commitments to obtain such funds, other than relating to the potential exercise of outstanding Warrants. There can be no assurance that additional financing on acceptable terms will be available to the Company when needed, if at all. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pending use of the net proceeds from the Company's public offering, the Company may make temporary investments in short-term investment grade interest-bearing instruments.

----------------------------------------------------------------

                                                  CAPITALIZATION
-----------------------------------------------------------------


The following table sets forth as of December 31, 1996 the Company's capitalization on a historical basis and as adjusted to give effect to this Offering and its net proceeds, including the exercise of the Over-Allotment Option in full. The information below should be read in conjunction with the Financial Statements contained in this Prospectus, which should be read in their entirety.




                                    Historical       As Adjusted(1)(2)

Short-term debt:
  Current maturities
  of long-term debt                    $161,282         161,282



Total Short-term debt                   161,282         161,282
                                        -------         -------

Long-term debt:
 10% Promissory notes payable          563,500              -
 Convertible notes payable(3)           30,000              -
 Long-term debt, less current
 maturities                          1,009,757          1,009,757
                                    ---------            ----------

Total long-term debt                 1,603,257           1,009,757
                                    --------              ----------

Stockholders' equity (deficiency):
 Preferred stock, $.0001 par value;
 25,000,000 shares authorized;
 None outstanding                         -                   -
 Common stock, $.0001 par value;
 75,000,000 shares authorized;
 3,280,594 shares issued and

 outstanding                             328                  433
 4,330,594 shares outstanding,
 as adjusted                              -                    -
 Paid in capital                      252,344             4,939,684
 Deficit accumulated during the
 development stage                 (1,645,003)           (1,645,003)
                                    -----------          ------------
 Total stockholders' equity
 (Deficiency)                      (1,392,331)            3,295,114
                                   -----------           ----------


Total Capitalization
 Debt and stockholders' equity

                                 $     372,208            $4,466,153
                                  --------------           ----------


-------------


(1) Gives effect to the anticipated net public offering proceeds of $4,657,445 and repayment of debt in the amount of $563,500.

(2) Includes the 135,000 Shares of Common Stock included in the Over-Allotment Option, but does not include: (a) 287,500 shares of Common Stock issuable upon exercise of the Class A Redeemable Warrants issued in a private placement;

                           (b) 360,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Over-Allotment Option; or (c) 90,000 shares of Common Stock issuable upon exercise of the Underwriter's Purchase Option. In the event all outstanding options (including 360,000 Redeemable Warrants included in the Over-Allotment Option and 90,000 shares covered by the Underwriters Purchase Option) were exercised there would be 8,190,193 shares of Common Stock outstanding. See "Description of Securities," "Certain Transactions," "Management" and "Underwriting."


(3) Includes the conversion of $30,000 of Convertible Notes into 15,000 shares of Common Stock upon consummation of this Offering. See "Management's Discussion and Analysis of
         Financial Condition and Results of Operations - Liquidity and Capital Resources."


                                                     DILUTION

As of December 31, 1996, the Company had an aggregate of 3,280,594 shares of Common Stock outstanding and a net tangible book value of $(1,903,105) or $(.58) per share of Common Stock,. (See December 31, 1996 Financial Statements). "Net Tangible Book Value Per Share" represents the total amount of the Company's tangible assets, less the total amount of its liabilities, divided by the total number of shares of Common Stock outstanding.


         After giving effect to the sale of 1,035,000 shares of Common Stock (including exercise of the Over-Allotment Option in full) at the offering price of $5.00 per share and the proceeds from the sale of the Class A and Class B Redeemable Warrants and the deduction of offering expenses in the amount of $235,000 and Underwriting Discounts and Commissions estimated at $731,055 ( including payment of the Underwriter's Non-Accountable Expense Allowance ), the net tangible book value of the Company would be $.64 per share of Common Stock. This amount represents an immediate dilution (the difference between the attributed price per share of Common Stock to purchasers in the Company's offering and the net tangible book value per share of Common Stock as of December 31, 1996, of approximately $4.36 per share of Common Stock, or approximately 87.2% to new investors and an immediate increase (the difference between the net tangible book value per share of Common Stock as of December 31, 1996 and the net tangible book value per share of Common Stock as of December 31, 1996 after giving effect to the issuance of 1,035,000 shares of Common Stock and related Redeemable Warrants) of $1.22 per share of Common Stock, or approximately 310.3% to the Company's stockholders. Such increase to the Company's current stockholders is solely attributable to the cash price paid by purchasers of the Securities offered hereby.


The following table illustrates the per share dilution as of December 31, 1996:

  Public offering price per share(1).................         $5.00
   Net tangible book value per share
    before giving effect to the Company's
    offering(3)..................................... $(.58)

   Increase per share attributable to the net proceeds
    of the sale of 1,035,000 shares of Common Stock
    and related warrants offered by the Company.....   1.22

   Net tangible book value per share as of
    December 31,1996 reflecting the Company's

    Offering(2)........................................        .64
   Dilution per share to purchasers in the Company's
    offering...........................................                  4.36



------------------------


(1) Attributes $5.00 of the public offering price to the shares of Common Stock and none to the Redeemable Warrants. Represents the public offering price before deduction of estimated expenses of the Company's offering, Underwriting Discounts and Commissions.







(2)      Includes the exercise of:

                          the Over-Allotment Option, but not (a) the exercise of the Redeemable Warrants included therein or (b) the exercise of the Underwriter's Purchase Option (or exercise of the Redeemable Warrants included therein). See "Capitalization," "Underwriting," "Certain Transactions" and

         "Description of Securities."

(3) Includes the conversion of $30,000 of Convertible Notes into 15,000 shares of Common Stock upon the consummation of this Offering.

         The following table sets forth, as of December 31, 1996 a comparison of the number of shares of Common Stock acquired by current stockholders from the Company, the total consideration paid for such shares of Common Stock and the average price per share paid by current stockholders of Common Stock and to be paid by the prospective purchasers of the shares of Common Stock offered for sale by the Company (based upon the anticipated public offering price of $5.00 per share of Common Stock, before deducting Underwriting Discounts and Commissions and estimated offering expenses).

                              Common Stock Acquired     Total Consideration    Average Price
                              Number       Percent       Amount     Percent      Per Share


Current Stockholders.....     3,295,594    76.1%       $  618,600    10.7%         $ .19
New Investors(1)(2)......     1,035,000    23.9%       $5,175,000    89.3%         $5.00(3)

                             -----------   -----        -----------  ----


   Total(2)(3)(4).......      4,330,594    100%        $5,793,600    100%


(1) Including the 135,000 shares of Common Stock being issued by reason of the Underwriter's exercise of the Over-Allotment Option, but not the exercise of the Redeemable Warrants included therein.
         . See "Underwriting".

(2)      Assumes no exercise of the Underwriter's Purchase Option
         (or exercise of the Redeemable Warrants included therein)

         . See "Capitalization," "Management
         Discussion and Analysis of Financial Conditions and Results of Operations", "Underwriting," and "Description of Securities."

(3) Aggregate offering price before deduction of offering expenses, Underwriting Discounts and Commissions.


(4) Includes 15,000 shares of Common Stock issuable upon the conversion of the Convertible Notes.


                                                  DIVIDEND POLICY

         The Company has never paid and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The
Company currently intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business. See "Description of Securities-
Common Stock."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                             AND RESULTS OF OPERATIONS


Overview

         The principal business activity of the Company is developing a computerized limousine reservation and payment system for the business traveler. The Company anticipates that the proprietary software that is being developed will enable limousine reservations to be completely computerized i.e., be entirely automated and operate without human intervention except for initial input of travel information.

         The Company, a New Jersey corporation, was organized on April 25, 1986, under the name of JECO2 Lasers, Inc. and changed its name to Robotic Lasers, Inc. on December 22, 1987. On August 11, 1995, Robotic Lasers acquired Corporate Travel Link, Inc. (a development-stage enterprise) which was incorporated in New Jersey on March 7, 1994. For accounting purposes, the share exchange transaction and combination of Corporate Travel Link with the Company has been treated as a reverse acquisition. The previous historical financial statements of Corporate Travel Link (since its information in March 1994) are now reported as the historical consolidated financial statements of the Company and its subsidiary. Since August 11, 1995, the Company's business and operations have consisted solely of the business and operations of Corporate Travel Link, which continues to operate as a wholly-owned subsidiary of the Company. The Company changed its name from Robotic Lasers, Inc. to Genisys Reservation Systems, Inc. on July 16, 1996.

         The Company changed its fiscal year end from August 31 to December 31, effective December 31, 1995.

Development of the Company's Systems

  The development of the software program and the database for the Genisys reservation system ("Genisys Reservation System") has been completed. All the hardware elements of the Genisys computer system have been purchased and integrated and the completed system is up and operating. The Worldspan "script" computer software interface, which allows the Genisys Reservation System to operate over the Worldspan CRS, has been completed. The completed Genisys Reservation System and data base operating through the Worldspan CRS has been "beta" tested with a major entertainment company and its travel agency in
Atlanta and with a limousine service provider in Los Angeles. Actual reservations were booked, confirmed and limousine services were provided. At that time, Worldspan could have been brought on-line but the management of the Company decided to wait until the payment system and the Sabre system could be brought on-line at the same time.

The Sabre "script" computer software interface has also been completed and is now undergoing preliminary or "alpha" testing, which the Company expects to be completed shortly. The Company expects to begin "beta" testing the Sabre system in February 1997.

The hardware and software development of the Genisys payment system ("Genisys Payment System") has been completed and is currently undergoing "alpha" testing in conjunction with the Sabre system. The Genisys Payment System will be "beta" tested along with and integrated into the Sabre system. Upon completion of the testing of the Sabre reservation/payment system, the Worldspan system will be given a second "beta" test with the Genisys Payment System integrated within its system as well. Upon completion of the Worldspan reservation/payment system "beta" test, both the Sabre and Worldspan systems will be brought on-line. Management expects this to occur in early 1997.

The "script" software program for Apollo is currently being developed and should be ready for "alpha" testing in early 1997. Since by that time both the Genisys Reservation and Payment Systems will be operating through the Sabre and Worldspan CRSs, management expects that "beta" testing of the Apollo system can be completed by mid 1997 and the Apollo system brought on-line in late 1997.

Components of Revenues and Expenses

         Revenues. The Company is a development-stage company and has generated no revenues and has no commercial operations to date. The Company did not generate any revenues from operations during the fiscal year ending December 31, 1996. The Company does expect to bring its Genisys Reservation and Payment Systems on-line through two of the four CRS` in existence (Sabre and Worldspan) in early 1997, at which time the Company expects to generate revenues. The Company anticipates completing development of and bringing a third CRS, Apollo, on-line in late 1997, which it expects to increase revenues.

         The Company anticipates that its Genisys Reservation and Payment Systems will generate revenue from the following sources: (I) a booking fee charged for use of the Genisys Reservation System and billed through the Genisys Payment System, (ii) a processing fee generated by charges processed through the Genisys Payment System, (iii) an annual software licensing fee charged to limousine service providers who utilize the Genisys Reservation and Payment Systems.

         Expenses. Cost of service will include all costs directly attributable to the Company's provision of services to its corporate clients and the limousine service providers. The most significant component of cost of service is the booking fee charged by the CRS for reservations made by the Genisys systems utilizing the CRS. Booking fees are a set amount charged by each CRS for transactions posted through the system. Cost of service also includes the access and file fees charged by a commercial bank acting as the Company's Automated Clearing House in distributing payments made to limousine service providers through the Genisys Payment System.

         General and administration expenses include salaries, commissions and benefits, travel costs, professional fees, rent, telephone and other operating costs of the Company. The Company has not capitalized any internal expenditures with respect to the costs of developing and implementing the Genisys Reservation and Payment Systems.

Results of Operations

         The Company is in the development stage and has not yet generated any revenues and has no commercial operations to date. The Company has been unprofitable since inception and expects to incur additional operating losses over the next several fiscal quarters. The Company does not expect to generate any revenues from operations until mid 1997. As reflected in the accompanying financial statements, the Company has incurred losses totaling $1,645,003 since inception and at December 31, 1996, had a working capital deficit of $600,043.

         Selling, general and administrative expenses were $819,205 for the year ended December 31, 1996 as compared to $256,621 for the year ended August 31,, 1995. The primary reason for the difference between the two periods is the commencement of operations during the earlier period when the Company had only 4 part-time employees for approximately half the period, while during the latter period the Company was operational with 5 full-time employees. Payroll and payroll-related costs increased approximately $229,000 during 1996. Other approximate cost increases during the 1996 period consist of consulting fees
($54,000), travel costs ($23,000), marketing costs ($16,000), other administrative costs ($83,000) and professional fees ($136,000). Professional and consulting fees for the year ended December 31, 1996 totaled $237,000. Such amount consisted of attorney's fees of $84,000, accounting fees of $42,000, accrued consulting fees of $36,000 payable to Loeb Partners, $48,000 payable to John H. Wasko (accrued prior to his becoming an employee of the Company), $16,000 in consulting fees payable to Mark A. Kenny and miscellaneous fees of $11,000. Loeb Partners, Mr. Kenny and Mr. Wasko are affiliates of the Company.

Liquidity and Capital Resources.

         The Company's funds have principally been provided from Loeb Holding Corporation, as escrow agent ("Loeb"), for Warren D.

Bagatelle, HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation, and three unaffiliated individuals, LTI Ventures Leasing Corporation and a private offering, as described below.

         In February, 1995, Loeb agreed to loan the Company up to a maximum of $500,000 as evidenced by Convertible Notes. In addition, pursuant to five interim loan agreements, Loeb loaned the Company an additional $250,000 from December 1995 thru March 1996. In November and December 1996, Loeb Holding Corporation loaned the Company $210,000 evidenced by a series of eighteen month term Promissory Notes bearing interest at the annual rate of 10%. Total loan proceeds from Loeb and Loeb Holding Corporation to date are $960,000.

         On September 30, 1995, the Company entered into a sale and lease-back arrangement with LTI Ventures Leasing Corp. (LTI) whereby the Company sold the bulk of its computer hardware and commercially purchased software to LTI. In consideration for the sale, the Company received a total of $169,599 and agreed to lease back the hardware and software for varying terms at a monthly rental totaling $7,039.

         During the quarter ended March 31, 1996, the Company sold 5,000 shares of the Company's restricted Common Stock to a former officer and director of the Company for $10,000. During the same period, the Company also sold 25,000 shares of the Company's restricted Common Stock to an unaffiliated party for $50,000.

         Pursuant to a private offering, the Company issued 11.5 units to sixteen unaffiliated third parties in May and June 1996. The Underwriter acted as placement agent for the private placement. Each $50,000 unit consists of a $49,000 promissory note and a Class A Redeemable Warrant valued at $1,000 per the unit. Each such warrant entitles the holder to purchase 25,000 shares of the Company's Common Stock at $5.75 per share. The proceeds from this offering totaled $575,000 and Class A Redeemable Warrants to purchase 287,500 shares of Common Stock were issued by the Company.

         In April and June 1996, the Company borrowed a total of $30,000 from two unaffiliated third parties pursuant to two convertible notes. The maturity date is the earlier of January 1, 1998, or the consummation of a public offering of the Company's Common Stock. These notes bear interest at a rate of 7% per annum, payable on the last day of each calendar quarter of each year, commencing March 31, 1997, to the maturity date. If the maturity date of these notes shall occur prior to January 1, 1998, in lieu of the $30,000 payment of the principal amount due, the principal amount due shall be converted into 15,000 fully paid and non-assessable shares of Common Stock of the Company.

         In November, 1996, the Company sold 25,000 shares of the

Company's restricted Common Stock to an unaffiliated party for $50,000.

         At December 31,1996, the Company had cash of $91,548 and a working capital deficit of $600,043. The Company intends to fund its operations and other capital needs for the next twelve (12) months from the date of this offering substantially from revenues generated by the Company's planned operations and the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

         During the quarters ended September 30, 1996 and December 31, 1996, Joseph Cutrona, President of the Company made capital contributions to the Company in the amounts of $41,700 and $35,000 respectively. In February 1997, Mr. Cutrona made additional capital contributions totaling $15,700.

         In February and March, 1997, the Company borrowed a total of $45,000 from two unaffiliated third parties pursuant to two eighteen (18) month Promissory Notes bearing interest at 10% per annum payable at maturity. These notes are secured by 11,250 shares of the Company`s restricted Common Stock owned by Joseph Cutrona and 11,250 shares owned by Mark A. Kenny.

------------------------------------------------------------

                                                     BUSINESS
------------------------------------------------------------


History


         The Company was incorporated in New Jersey in April 1986 as a wholly-owned subsidiary of JEC Lasers, Inc. ("JEC") to continue the research and development of an ultra-compact, multi-kilowatt CO2 laser begun under an agreement with Loughborough Consultants Ltd ("LCL"), which is affiliated with Loughborough University of Technology, Loughborough, Leicestershire, England.

         Due to the uncertain financial condition of JEC and, in order to preserve the CO2 laser technology which management felt may have had some value, the Board of Directors of JEC voted on May 30, 1996 to spin-off Robotic Lasers into an independent, publicly-owned corporation by issuing a stock dividend of one share of the Company's Common Stock for every four shares of JEC common stock outstanding to all shareholders of record as of July 8, 1986. On September 23, 1988, the shares were registered for resale under the Securities Act of 1933, as amended. On June 25, 1986, the Company and JEC signed a Purchase Agreement whereby the Company acquired all of the assets, rights and properties relating to JEC's CO2 laser research and development agreement with LCL, subject to certain liabilities.

         On March 3, 1995, the Company sold all of the assets, rights and properties relating to the C02 laser research and development agreement with LCL, subject to certain liabilities, to JEC for $345,593 which generated a profit of approximately $246,000.

         On August 11, 1995, the Company acquired Corporate Travel Link, Inc. (a development-stage enterprise) which was incorporated on March 7, 1994, by issuing 1,682,924 shares of restricted New Common Stock of the Company (after the July 16, 1996 one-for-two reverse split. See Notes 1 and 3 to December 31, 1995 financial statements) in exchange for 200 shares of the Common Stock of Corporate Travel Link ("Travel Link"), which represented all of the authorized, issued and outstanding shares of common stock of Travel Link.

         Since August 11, 1995, the Company's business and operations have consisted solely of the business and operations of Travel Link which continues to operate as a wholly-owned subsidiary of the Company.

General

           The principal business activity of the Company is developing a computerized limousine reservation and payment system for the business traveler. The management of the Company anticipates that the proprietary software that is being developed will enable limousine reservations to be completely computerized i.e., be entirely automatic and operate without human intervention, except for initial inputing of travel information.

                  At the present time, there are four major airline computer reservation systems in operation in the United States --"Sabre", "Worldspan", "Apollo" and "System One"(each such system referred to hereinafter as a "CRS"). Each CRS allows a travel agency or corporate travel department to make an airline reservation and receive instantaneously a confirmation and a printed airline ticket on any airline. It is also possible to make a hotel reservation with one of the major hotel chains through any CRS and receive an instantaneous confirmation of room availability. Additionally, a travel agent or corporate travel manager may make an automobile reservation with any one of the major car rental companies (Hertz, Avis and the like) through any CRS and receive an immediate confirmation of the car rental reservation.

                  When it comes to limousine reservations,  however, there is at present no method for making a reservation through one of the four CRS and receiving an immediate guaranteed confirmation. The usual method of making a limousine reservation in a destination city is to call a limousine company, if the corporate travel department or travel agent knows of one. This use of the telephone, with its attendant inconveniences such as "telephone tag" and missed communications, can make securing a confirmed limousine reservation inconvenient.

                  In today's cost-conscious business world, corporations must explore every possible way to cut costs and save time. With the current CRS` there is no quick, direct and efficient way to reserve limousine service. Today reservations are still being booked, changed, canceled and reconfirmed largely by telephone and telefax.

           Computerized Limousine Reservation and Payment System

                  The Company proposes to work with travel agents and corporate travel departments by providing a computerized system for securing limousine reservations.

                  A typical reservation with the Company's proposed system may be demonstrated as follows:

                  Assume that a corporate executive wishes to travel from Newark, New Jersey to Phoenix, Arizona. The executive will contact the travel manager/agent with his or her travel plans. The travel manager/agent will then determine which airline flies between Newark and Phoenix on the date and at the time when the executive wishes to travel.

                  The travel manager/agent will then go to the airline reservation computer to enter the information necessary to book the reservation. The information originated by the travel manager/agent will be transmitted to one or more CRS mainframe computers and, in turn, will be relayed to the mainframe computer of the selected airline. The airline's computer will ascertain seat availability and it will transmit a reservation back to the CRS' mainframe computer. The CRS will then retransmit the information to the travel manager/agent and a ticket will be issued.

                  If the corporate executive also decides that he wishes to stay at a particular hotel while in Phoenix, this reservation, too, may be made through the CRS. The travel manager/agent inputs the data already in the computer pertaining to the airline reservation, and he adds the data necessary to secure a hotel reservation. The information is transmitted to the CRS's mainframe computer, and it is then relayed to the hotel's mainframe. The latter computer searches to ascertain room availability and relays a confirmed reservation to the CRS. The CRS then transmits the information to the travel manager/agent and a confirmed reservation slip is printed.

                  Finally, the corporate executive advises his travel manager/agent to obtain four limousine reservations: (a) from home to Newark Airport; (b) from Phoenix Airport to the hotel; (c) from the hotel to the Phoenix Airport at the end of the trip; and (d) from Newark Airport to the executive`s home. The travel manager/agent, however, cannot presently effect these reservations through the CRS or any of the other reservation systems and receive an immediate, error-free confirmed limousine reservation.

                  Instead, the travel manager/agent must use the telephone or telefax. While a corporate travel manager/agent based in Newark will undoubtedly know of a limousine company in the Newark area to call, he may not know of any in the Phoenix area.

                  The Company's system proposes to remedy this dilemma. The Company proposes to create its own computerized system which will be linked with one or more CRS`. Any limousine reservations made through any CRS will be relayed instantaneously to the Company's computer and then to a service provider of the clients choice -- all without human intervention -- and an immediate limousine reservation will be confirmed. In the event that the client has no relationship with a service provider or has no preference, they will be able to access a national network service provider through the Genisys Reservation System. The Company is in the process of arranging access to such national network services.

           The Company's Computer System Defined

                  The Company's computer system would be made up of two main systems, the Genisys Reservation System and the Genisys Payment System. The Genisys Reservation System would be a fully automated computer system that allows travel agents to make limousine bookings directly through any CRS, much like hotel or car bookings. The Genisys Payment System is an automated electronic payment and reporting system which will process and reconcile all purchases made through the Genisys Reservation System. The Genisys Payment System is not yet operational. All hardware required for development and commercial operation of the Company's Reservation and Payment Systems are purchased, off-the-shelf components and are not manufactured by the Company.

           An Overview of the Genisys Reservation System

                  There are three main "components" that play a role in the delivery of a limousine reservation; the CRS, the Genisys database, and the Genisys computer terminals which must be purchased by the limousine service provider. The Company's computer software will integrate these three components into a fully functional, automated reservation delivery system.

           CRS Interface Development

                  There are four main airline CRS` in existence today in the U.S, Sabre, Worldspan, Apollo, and System One. These CRS` are the primary technology tool utilized by travel managers/agents to make airline, hotel and car rental reservations. The Company has contracts with Sabre, Worldspan and Apollo which enabled the Company to develop an interface that will allow travel managers/agents to make limousine reservations through the Genisys Reservation System.

                  The Company has completed and tested the Genisys Reservation System Worldspan interface, and will soon complete the Sabre interface. The Company anticipates bringing Worldspan and Sabre on-line in mid 1997. Apollo will be the third CRS brought on-line, and the Company anticipates completing development and bringing Apollo on-line in late 1997.

                  The Company has contracts in place with Sabre, Apollo, and Worldspan. Each contract requires the Company to pay a fee for each "booking" processed by the CRS. A "booking" is broadly defined as a reservation that has not been canceled prior to its effective date - in essence, a reservation where service is performed. The "booking" fee charged to the Company varies by CRS and is activity driven (no booking, no charge). Additionally, there are minimum charges in each of the CRS agreements: Sabre - $2,000 / mo.; Apollo - $1,000 / mo.; Worldspan - $350 / mo. These minimum payments will only apply if actual booking fees do not exceed monthly minimum.

           Development of the Company's Systems

                  The development of the software program and the database for the Genisys Reservation System has been completed. All the necessary hardware elements of the Genisys computer system have been purchased and integrated and the completed system is up and operating. The Worldspan "script" computer software interface which allows the Genisys Reservation System to operate over the Worldspan CRS has been completed. The completed Genisys Reservation System and data base, operating through the Worldspan CRS, has been "beta" tested with a major entertainment company and its travel agency in Atlanta and with a limousine service provider in Los Angeles. Actual reservations were booked, confirmed and limousine services were provided. At that time, Worldspan could have been brought on-line but the management of the Company decided to wait until the payment system and the Sabre system could be brought on-line at the same time.

                  The Sabre "script" computer software interface has also been completed and is now undergoing preliminary or "alpha" testing, which the Company expects to be completed shortly. The Company began "beta" testing the Sabre system in February 1997.

                  The hardware and software development of the Genisys Payment System has been completed and is currently undergoing "alpha" testing in conjunction with the Sabre system. The Genisys Payment System will be "beta" tested along with and integrated into the Sabre system. Upon completion of the testing of the Sabre reservation/payment system, the Worldspan system will be given a second "beta" test with the payment system integrated within its system as well. Upon completion of the Worldspan reservation/payment system "beta" test, both the Sabre and Worldspan systems will be brought on-line. Management reasonably expects this to occur in mid 1997.

                  The Apollo "script" computer software interface program is currently being developed and should be ready for "alpha" testing in early 1997. Management currently anticipates that the Genisys Reservation and Payment Systems will be operating through the Sabre and Worldspan CRS by mid 1997; that "beta" testing of the Apollo system can be completed by mid 1997 and that the Apollo system can be brought on-line in late 1997.

           Genisys Database and Genisys Terminal Development

                  The Genisys Reservation System database was designed using relational database technology which supports MPP (Massively Parallel Processing), a technology that allows for much greater transaction processing throughput through the use of additional low cost processors. The system, as currently implemented, keeps a second server synchronized with the first to continue operations in case of a server failure. The Company has developed custom software applications to interact with the airline CRS (Apollo, Sabre and Worldspan), the remote Genisys terminal ("Genisys Terminal") which will be located at all limousine service provider locations, and the Genisys Payment System.

                  The Genisys Terminal is a WindowsTM 3.1, 3.11 and Windows 95TM compliant application, which has been built using technology purchased from a leader in remote client/server communications. This technology is already in use on more than 750,000 remote clients. Delivery of reservations and payment information as well as the retrieval of completed trip information and their associated costs are handled by clustered communications servers capable of supporting over 5,000 Genisys Terminals in their current configuration. The Genisys Terminal provides an easy to-use desktop with security for use by the limousine service provider. Communications sessions with the limousine service provider will always be initiated by the remote communications servers and therefore will be transparent to the service provider. Communication sessions will be supported via dedicated dial-up phone lines through the public switched network to ensure availability. The limousine service provider will be responsible for purchasing or leasing the Genisys Terminal, which the Company estimates to cost approximately $2,000. The Company's database and terminal software will be provided in accordance with licensing agreements entered into with the limousine service providers.

           An Overview of the Genisys Payment System

                  Currently under development, the Genisys Payment System will provide an important addition to the Company's product package by performing two key functions:

                  1. The Genisys Payment System will process all booking fees charged by the Company for use of the Genisys Reservation System. This automated collection of booking fees will eliminate billing and reduce accounts receivable for the Company.

                  2. The Genisys Payment System will process payments for all ground transportation purchases made through the Genisys Reservation System. This functionality will allow the Company to become the "master merchant" for all limousine purchases made through its Genisys Reservation System. By becoming the "master merchant", the Company expects to create additional interest revenue and processing fee revenue on the total dollar volume processed through the Genisys Reservation and Payment Systems.

           Revenue Sources

                  The Company anticipates generating revenue from the following sources:

                  1.  Booking Fee


                           The Company will charge a booking fee for the use of
the Genisys Reservation System. Booking fees will be processed daily through the Genisys Payment System and will either be charged to the Company's corporate customer via a centrally billed credit card account or deducted from the amount wired to the limousine service providers bank account in settlement of the services provided.

                  2.  Processing Fee

                           The Company will charge service providers a
processing fee for limousine service transactions processed through the Genisys Payment System. This processing fee will take the place of the merchant fee currently charged to service providers by the credit card companies with whom they do business. By processing payments for all ground transportation services paid through the system, the Company becomes the "master merchant". The Company has secured discounted merchant fees rates from the credit card companies and will set its processing fee at a rate that is comparable to what limousine service providers are currently paying in merchant fees. The difference between the Company`s cost and the processing fee rate it charges is referred to as processing fee revenue.

           Competition

                  Although, to the best of the knowledge of the management of the Company, there are as yet no competitors, it must be assumed that if the Company's efforts are successful, other companies will begin to offer competing systems. These future competitors may be companies which have substantially greater research, development, marketing and financial resources than the Company. Moreover customers seeking limousine service will be able to reserve such service through existing methods such as direct contact with service providers which may compete with the Company.


           Employees

                  The Company presently employs 5 full-time employees; 2 executive officers, 2 marketing executives, and 1 office administrator. None of these employees is covered by a collective bargaining agreement. The Company utilizes several software and marketing consultants on a part-time basis and one full-time ground transportation industry consultant. The Company believes its personnel relations to be satisfactory.

           Properties

                  The Company presently leases approximately 1,500 square feet of office space at 2401 Morris Avenue, Union, NJ 07083. The five-year lease expires in November, 2000 and provides for a monthly rental of $2,125.00. This property has been leased from unaffiliated third parties and adequately satisfies the present needs of the Company. The Company anticipates that it will need approximately 3,500 square feet in additional space in early 1997.

                  A portion of the additional space  (approximately 1,500 square feet) will be used to house the computer hardware system which runs the Company's Reservation and Payment Systems' software programs. The balance of the space will be used for additional corporate and sales offices. The Company requires no manufacturing facilities since it has no present plans to manufacture any hardware items. All hardware related to the Company's software product is purchased commercially.


           Government Regulation and Licensing

                  There are no special regulations which impact upon the Company other than the usual statutes and regulations which govern businesses in general.

           Litigation


                  On February 20, 1997, two individuals filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking, among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiffs` efforts as well as 5% of the Company`s Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for money damages is based upon a written agreement between Travel Link and plaintiffs while the claim for the shares of Common Stock is based upon alleged oral representations and promises made by an officer of Travel Link. Management cannot currently quantify either the dollar amount or the number of shares of Common Stock that the plaintiffs are seeking as damages because the complaint does not indicate for which of the Company`s financings plaintiffs believe they are entitled to a commission. Management believes that the plaintiffs have not introduced any financings to the Company and intends to vigorously defend the action.


                  In August 1996, the Company gave notice to one of its former officers, Mr. Steven E. Pollan, that it was canceling

333,216 shares of Common Stock issued to him for services he was to have provided at the inception of Corporate Travel Link, Inc. The
Company believes that Mr. Pollan never provided such services; Mr.
Pollan has informed the Company, however, that he will contest any attempt to cancel his shares.
           -------------------------------------------------------

                                                    MANAGEMENT
           ---------------------------------------------------------


           Directors and Officers

           The following table sets forth certain information with respect to each of the Company's directors and executive officers.


                  NAME                 AGE    POSITION

               Joseph Cutrona       59      President and Director

               John H. Wasko        58      Chief Financial Officer,
                                       Secretary, Treasurer
                                            and Director

               Mark A. Kenny        44      Director

               Warren D. Bagatelle  58      Chairman and Director


           The Company's Executive Committee is empowered to exercise the full authority of the Board of Directors in circumstances when convening the full Board is not practicable. Messrs. Warren D. Bagatelle, John H. Wasko, and Joseph Cutrona currently serve as members. All officers of the Company other than Mr. Bagatelle devote their full time to the Company's business.

           Upon the consummation of this offering, the Board of Directors of the Company will appoint two independent Directors who will comprise the Compensation Committee and Audit Committee. The Company's Compensation Committee will be responsible for establishing executive salaries, bonuses and other compensation and administering any stock option and other employee benefit plans of the Company. The Company's Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal auditing and control procedures.

                Joseph Cutrona has served the Company as President and as a Director since August 1995, and has served as President and as a Director of Travel Link since its inception on March 11, 1994. From 1992 to 1995, Mr. Cutrona was engaged as a marketing consultant of Country Club Transportation Services, Newark, New Jersey, a company providing limousine services. From 1990 to 1992, he served as Marketing Director of Gem Limousine, Edison, New Jersey, a provider of limousine services. From 1978 to 1990, Mr. Cutrona provided limousine consulting services to large corporations in the tri-state area. Mr. Cutrona graduated from Fairleigh Dickinson University, The University of Maryland and Sophia University, Osaka Japan.

                  John H. Wasko has served the Company as a Director since August 1995, as Secretary since September 1995, and as Treasurer and Chief Financial Officer since April 1996. Mr. Wasko has also served the Company as President and Chairman of the Board since its inception to August, 1995, and as Treasurer from April 1986 to September 1987 and from May 1988 to August 1995. Mr. Wasko has also served as Chairman of the Board, President and Director of JEC since it was organized in September 1977. He was awarded a bachelor of science degree in physics in 1963 and a master of science degree in physics (summa cum laude) in 1965 from Fairleigh Dickinson University.

                Mark A. Kenny, currently a consultant to the Company, served as the Company's Executive Vice President from August 1995 to October 1996 and as a Director since August 1995. He has also served as Executive Vice President of Travel Link from inception, March 11, 1994 to October 1996 and as a Director since inception. From 1974 to November, 1996 he was a partner of Country Club Transportation Services, a provider of limousine services, which he co-founded in 1974. Mr. Kenny is one of the original members of the New Jersey Business Travel Association and attended Seton Hall Preparatory School and Seton Hall
University. He is also a member of the Association of Corporate Travel Executives and a charter member of the New Jersey Limousine Association.

                Warren D.  Bagatelle  has been a director of the  Company  since
August, 1995 and Chairman of the Board of Directors of the Company since December, 1996. Since 1988 he has been a Managing Director at Loeb Partners Corporation, a New York City investment banking firm and member of the New York and American Stock Exchanges. Mr. Bagatelle is also a director of Energy Research Corporation, a company engaged in the development and commercialization of electrical storage and power generation equipment, principally fuel cells and rechargeable storage batteries. From 1981 to 1987, he was head of Corporate
Finance and Chairman of Josephthal, Lyon & Ross Incorporated (formerly Rosenkrantz, Lyon & Ross, Inc.) an investment banking firm. Mr. Bagatelle has a B.A. in economics from Union College and an M.B.A.
from Rutgers University.

Executive Compensation

     The following tabulation shows the total compensation paid by the Company for services in all capacities during the years ended December 31, 1996 and 1995 and August 31, 1995 to the Officers of the Company and total compensation for all Officers as a group for such period:

                                                              Long-Term Compensation
                                                              Awards                   Payouts
Name and                                    Other Annual      Restricted                        All other
Principal       Annual Compensation         Compensation       Stock      Options LTIP          Compen-
Position(1)      Year    Salary($)  Bonus        ($)         Awards($)    SARs   Payouts(#)    sation($)


Joseph Cutrona    1996     $73,500.00   $0        $5,000         0            0          0
President
                  1995     $45,000.00   $0        $3,840         0            0          0

                  1995     $28,000.00   $0        $3,840         0            0          0



Mark A. Kenny     1996    $42,000.00    $0       $16,250         0            0          0

                  1995    $44,795.00    $0        $3,840         0            0          0

                  1995    $28,000.00    $0        $3,840         0            0          0



John H. Wasko     1996     $10,000.00   $0        $48,000        0            0          0
Chief Financial
 Officer
Secretary         1995     $0           $0        $2,500         0            0          0
Treasurer

                 1995     $0           $0        $2,500         0            0          0




-------
(1)    See below "-Employment/Consulting Agreements," for a description of the
           Company's employment agreements with Mr. Cutrona and Mr. Wasko.


           Employment/Consulting Agreements.

           The Company entered into an Employment Agreement with Joseph Cutrona on September 5, 1995 which agreement was revised on October 17, 1996 for an indefinite period of time, providing an annual salary of $75,000 for the period from October 17, 1996 through December 31, 1996, and $100,000 thereafter until modified by the Company. Mr. Cutrona is entitled to incentive bonuses in cash and stock. Any incentive bonus paid to Mr. Cutrona shall be within the sole discretion of the board of directors of the Company. The Company intends to obtain key-man life insurance on the life of Mr.
Cutrona in the amount of $1,000,000.

           The Company entered into an Employment Agreement on October 17, 1996 with John H. Wasko for an indefinite period of time, providing an annual salary of $50,000 for the period from October

17, 1996 through December 31, 1996, and $80,000 thereafter until modified by the Company. Mr. Wasko is entitled to incentive bonuses in cash and stock in each year that the Company has net profits in amounts to be determined by the Company. Any incentive bonus paid to Mr. Wasko shall be within the sole discretion of the board of directors of the Company.

           The Company entered into a Consulting Agreement on October 18, 1996 with Mark A. Kenny for an indefinite period of time, providing a monthly fee of $6,500.00 during the period from October 18, 1996 through and including February 28, 1997, and a monthly fee of $8,400.00 thereafter, in each case payable in arrears on the last day of each month during the term of the Consulting Agreement. Mr. Kenny is entitled to incentive bonuses in cash and stock. Any incentive bonuses paid to Mr. Kenny shall be within the sole discretion of the board of directors of the Company.

           All officers other than Mr. Warren D. Bagatelle are full time employees of the Company.

                                               CERTAIN TRANSACTIONS

           In August 1994 Joseph Cutrona and Mark A. Kenny each received a total of 666,433 shares of the Company's common stock for services to be provided to the Company.

           During February 1995, the Company issued 45,765 shares of its Common Stock in repayment of certain liabilities totaling $251,702. Those liabilities include notes payable to Saddle Brook Investors of $149,633, note payable plus accrued interest to an officer and Director of $34,273 and certain accounts payable of $67,796.

           In February 1995, Loeb Holding Corporation, as escrow agent ("Loeb"), for Warren D. Bagatelle, HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals, agreed to loan the Company $500,000 evidenced by a series of Convertible Promissory Notes. In September, 1995, Loeb converted the Convertible Promissory Notes into 841,455 common shares of the Company and two Term Promissory Notes, one in the principal amount of $475,000 and the other in the principal amount of $25,000.

           The principal amount of the $475,000 Term Promissory Note is to be repaid in twelve equal quarterly payments commencing two (2) years from the date of said note. Prepayments may be made at any time without penalty. Interest is accrued at a rate of 9% per annum and interest payments are to made quarterly at the end of each calendar quarter, or at such earlier date that the Term Promissory Note becomes due and payable as a result of acceleration, prepayment or as otherwise provided therein. Interest began to run from the date that the monies were advanced to the Company.

           The Term  Promissory  Note in the amount of $25,000 and an additional
Note in the amount of $12,500 issued in December 1995 and discussed below have been modified. Such Notes provide for accrued interest at the rate of 9% per annum payable quarterly commencing September 1997 and unless previously converted the principal amount of each note is to be repaid in twelve equal quarterly installments, commencing April 1, 1998, or on such earlier date as such notes provide. The notes are convertible at the sole option of the holder into an aggregate of 400,000 common shares of the Company.

           During March 1995, John H. Wasko, then President of the Company, upon exercise of his own option, acquired 70,520 shares of the Common Stock of the Company at an exercise price of $0.02145 per share.

           On March 3, 1995, the Company and JEC signed a purchase agreement whereby JEC acquired all of the assets, rights and properties relating to the Company's CO2 laser research and development agreement with LCL, subject to certain liabilities, in full consideration for the forgiveness of the indebtedness of the Company to JEC in the amount of $345,593 owed as of February 28, 1995.

           On August 11, 1995, Robotic Lasers acquired Travel Link by issuing 1,682,924 shares of restricted new Common Stock of the Company in exchange for the shares of the common stock of Travel Link owned by Joseph Cutrona, Mark A. Kenny and Steven E. Pollan, which represented all the issued and outstanding shares of common stock of Travel Link.

           In August 1995 the Company granted Mr. Wasko a five (5) year option to purchase 25,000 shares of Common Stock at a price of $0.60 per share and in November, 1996 granted Mr. Wasko a five (5) year option to purchase 35,000 shares of Common Stock at a price of $2.00 per share.

           On September 5, 1995 the Company entered into a three year consulting and investment banking agreement with Loeb Partners Corporation. Under the terms of the agreement the Company pays Loeb Partners Corporation $3,000 per month. Loeb Partners Corporation will also receive a fee for arranging private financing and acquisitions. Mr. Warren D. Bagatelle, a Director and Chairman of the Company, is a Managing Director of Loeb Partners Corporation.

           During December 1995, Loeb agreed to loan the Company $250,000 evidenced by a series of Convertible Promissory Notes ("Convertible Promissory Notes"). In November 1996, Loeb converted the Convertible Promissory Notes into
(i) two Term Promissory Notes, one in the principal amount of $237,500 and the other in the principal amount of $12,500 issued in December 1995 and discussed below and (ii) 420,728 shares of Common Stock of the Company, of which 420,000 shares of Common Stock are owned by four unaffiliated parties. Loeb Holding Corporation did not receive any shares of Common Stock in this transaction.

           The principal amount of the $237,500 Term Promissory Note is to be repaid in twelve equal quarterly payments commencing two (2) years from the date thereof. Prepayments may be made at any time without penalty. Interest is accrued at a rate of 9% per annum and interest payments are to be made quarterly at the end of each calendar quarter, or at such earlier date that the Term Promissory Note becomes due and payable as a result of acceleration, prepayment or as otherwise provided therein. Interest began to run from the date that the monies were advanced to the Company.

           In August 1996, the Company gave notice to Mr. Pollan that it was canceling the 333,216 shares of Common Stock which had been issued to him for services to be provided to the Company. The reason for such cancellation related to various claims made by the Company against Mr. Pollan that he failed to provide services to the Company. Mr. Pollan has informed the Company that he intends to legally contest any attempt by the Company to cancel his shares.

           During the quarters ended September 30, 1996 and December 31, 1996, in order to raise additional working capital for the Company, Joseph Cutrona, President of the Company, sold a total of 37,600 shares of restricted Common Stock of the Company owned by him to nineteen unaffiliated third parties at prices ranging from $2.00 to $2.50 per share for total proceeds of $76,500 which Mr. Cutrona remitted to the Company in the form of a capital contribution. In February 1997 Mr. Cutrona sold an additional 7,850 shares of restricted Common Stock to 5 unaffiliated third parties at a price of $2.00 per share for total proceeds of $15,700, which Mr. Cutrona remitted to the Company in the form of an additional capital contribution. Mr. Mark A. Kenny has agreed to use 22,450 of his own shares of restricted Common Stock to reimburse Mr. Cutrona for one-half of the number of shares recently sold by Mr. Cutrona.


           On October 10, 1996, the Company, Joseph Cutrona, President of the Company, Mark A. Kenny and Prosoft, Inc. signed an agreement whereby Mr. Cutrona and Mr. Kenny each agreed to transfer 14,533 shares of restricted Common Stock owned by them to Prosoft, Inc., or its designees, upon completion of the design and satisfactory development of the Genisys Payment System. Prosoft agreed to accept the 29,066 shares at a negotitated price of $3.75 per share in satisfaction of $108,997.50 which would be owed to Prosoft, Inc. by the Company upon completion of the Genisys Payment System. The Company has agreed to issue an equal number of new shares of restricted Common Stock to Messrs. Cutrona and Kenny in six equal installments if the Company meets certain performance criteria on six specified dates.


           In October and November 1996, and February 1997 Joseph Cutrona, in recognition of extensive valuable services rendered to the Company by three employees of the Company, made gifts aggregating 35,000 shares of restricted Common Stock owned by him to the three employees, including a gift of 20,000 shares of restricted Common Stock to John H. Wasko.

           During November and December 1996, the Company and Loeb Holding Corporation signed four eighteen (18) month Promissory Notes whereby Loeb Holding Corporation loaned the Company the sums of $75,000, $30,000, $10,000 and $95,000 (totaling $210,00). The Promissory Notes which bear interest at 10%, mature on May 11, 1998, May 25, 1998, June 2, 1998 and June 9, 1998.

           The Company believes that each of these transactions was entered into on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

           The transactions described above involve actual or potential conflicts of interest between the Company and its officers or directors. In order to reduce the potential for conflicts of interest between the Company and its officers and directors, prior to entering into any transaction in which a potential material conflict of interest might exist, the Company's policy has been and will continue to be, that the Company does not enter into transactions with officers, directors or other affiliates unless the terms of the transaction are at least as favorable to the Company as those which would have been obtainable from an unaffiliated source. As of the date of this Prospectus, the Company has no plans to enter into any additional transactions which involve actual or potential conflicts of interest between the Company and its officers or directors. Should the Company enter into any such transaction in the future, it will not do so without first obtaining at least one fairness opinion from, depending on the nature of the transaction, either its own independent directors or from an independent investment banking firm.

----------------------------------------------------------------

                                              PRINCIPAL STOCKHOLDERS



The following tabulation shows the security ownership as of December 31, 1996 of
(I) each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock,(not including 333,216 shares issued to Steven Pollan which the Company has given notice of cancellation of as a result of certain disputes between Mr. Pollan and the Company) (ii) each Director and Officer of the Company, and (iii) all Directors and Officers as a group.


                         NUMBER OF      PERCENT     PERCENT
NAME & ADDRESS           SHARES OWNED   OF CLASS    AFTER OFFERING

Loeb Holding Corporation
As Escrow Agent (1)
61 Broadway

New York, NY 10006           1,242,183      37.86%      28.68%


Warren D. Bagatelle(2)
Loeb Partners Corp.
61 Broadway

New York, NY 100061          1,271,155      38.75%      29.35%


Joseph Cutrona(5)
Genysis Reservation Systems
2401 Morris Avenue

Union, NJ 07083              611,133        18.63%      14.11%


Mark A. Kenny(5)
10 Lisa Drive

Chatham, NJ 07928            646,133        19.70%      14.92%


John H. Wasko(3)(4)
Genysis Reservation Systems
2401 Morris Avenue

Union, NJ 07083              176,206         5.37%       4.07%


All Officers and Directors

as a group (4 persons)      2,704,627        82.44%      62.45%



           (1) Includes 842,183 shares of Common Stock purchased by Loeb Holding Corporation as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital of which Warren Bagatelle is a partner, and trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated persons and 400,000 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500. Loeb Holding Corporation disclaims any beneficial interest in these shares.

           (2) Includes 842,183 shares of Common Stock purchased by Loeb Holding Corporation as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital of which Warren D. Bagatelle is a partner, and trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals; 6,739 shares of Common Stock owned directly by Warren D. Bagatelle; 2,233 of shares Common Stock owned directly by HSB Capital; 20,000 shares of Common Stock pledged by Joseph Cutrona to Warren D. Bagatelle as security and 400,000 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500.

           (3) Includes 29,383 shares of Common Stock owned of record by Joan E. Wasko, John Wasko's wife, of which Mr. Wasko disclaims beneficial ownership, but of which he may be deemed beneficial owner.

           (4) Includes a five (5) year option to purchase 25,000 shares of Common Stock at a price of $0.60 per share granted to Mr. Wasko by the Company on August 11, 1995, a five (5) year option to purchase 35,000 shares of the Company's Common Stock at a price of $2.00 per share granted to Mr. Wasko by the Company on November 1, 1996 and 5,333 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500.

           (5) Does not give effect to 14,533 shares of Common Stock to be transferred to ProSoft, Inc. upon successful completion of the Genisys Payment System.

           Messrs. Cutrona and Kenny may be deemed to be "parents" and "promoters" of the Company, as those terms are defined in the rules and regulations of the Securities Act of 1933, as amended. In
August 1994 Messrs. Cutrona and Kenny each received their Common
Stock in the Company for services to be provided to the Company.
For accounting purposes the value of these shares was recorded at $7,840 for each individual. Mr. Pollan received his Common Stock in August 1994 for services to be provided. See "Certain
Transactions".


                                               SELLING STOCKHOLDERS

           In addition to the Securities, the Registration Statement, of which this Prospectus forms a part, also covers the registration of an aggregate of 287,500 Class A Redeemable Warrants and 287,500 shares of Common Stock issuable upon the exercise of the Class A Redeemable Warrants, which were issued by the Company in a private placement. The terms and conditions of the Common Stock Purchase Warrants issued by the Company in the private placement are identical to the terms and conditions of the Class A Redeemable Warrants being offered pursuant to this Prospectus. The costs of qualifying these 287,500 Class A Redeemable Warrants and 287,500 shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, will be paid by the Company.

           Pursuant to an agreement with the Underwriter, the Class A Redeemable Warrants and the 287,500 shares of Common Stock registered in the Registration Statement, of which this Prospectus forms a part, may not be sold for eighteen
(18) months from the date of this Prospectus, subject, however, to earlier release at the sole discretion of the Underwriter. Such shares are being registered for resale purposes only and will be offered pursuant to an alternate prospectus. The certificates representing the 287,500 Class A Redeemable Warrants and 287,500 shares of Common Stock issuable on exercise of the Class A Redeemable Warrants will have legends affixed setting forth such restrictions. The Underwriter may release these securities from this eighteen (18) month restriction at any time after the Securities offered hereby have been sold. See "Underwriting."

           The resale of securities by the Selling Stockholders are subject to prospectus delivery and other requirements of the Securities Act. Sales of these securities, or even the potential for such sales at any time, would likely have an adverse effect on the market prices of the Common Stock and the Redeemable Warrants.

           The Company will not receive any proceeds from the sale of the securities by the Selling Stockholders. If all of the Class A Redeemable Warrants issued in the private placement are exercised, of which there is no assurance, the Company will receive gross proceeds therefrom aggregating up to an additional $1,653,125.

           Set forth below is a list of the Selling Stockholders and the number of Class A Redeemable Warrants and shares of Common Stock issuable upon their exercise which are being registered pursuant to the Registration Statement, of which this Prospectus forms a part:

                             No. of Shares             No. of Shares                           Percentage
                             Owned Before             issuable upon                            Owned After
Name (1)                     Offering                 exercise of                                 Offering(3)
--------                     --------                -----------                                 ------------
                                             Class A Redeemable   No. Of
                                              ------------------   ------
                                             Warrants (2)        Warrants

Steven C. Wright                 0              12,500                  12,500                      0
Keith C. Kammer                  0              12,500                  12,500                      0
Paul W. Leblanc                  0              12,500                  12,500                      0
Mildred J. Geiss                 0              12,500                  12,500                      0
Terry Nash                       0              12,500                  12,500                      0
Joel B. Pipe                     0              25,000                  25,000                      0
Theodore E. Hanson               0              25,000                  25,000                      0
Dennis Lafer                     0              25,000                  25,000                      0
Vincent A. Ferranti              0              25,000                  25,000                      0
Jason J. Leinwand                0              12,500                  12,500                      0
James R. Welch                   0              12,500                  12,500                      0
Daniel Churchill                 0              25,000                  25,000                      0
Glen Cadrez, Jr.                 0              12,500                  12,500                      0
John Albanese Numismatics        0              12,500                  12,500                      0
Giuseppe Pappalardo              0              25,000                   25,000                     0
Joseph Perri                     0              25,000                   25,000                     0
--------------------------

(1) The persons named in the above table have sole voting and investment power with respect to all of the Common Stock shown as beneficially owned by them, except as otherwise indicated.

(2) Pursuant to an agreement with the Underwriter, the Class A Redeemable Warrants and underlying shares may not be sold for eighteen (18) months from the date of this prospectus, subject, however, to earlier release at the sole discretion of the Underwriter.

(3) Assumes all Class A Redeemable Warrants and underlying shares held by the Selling Stockholders are sold.

           After making the investment in the private placement, the investors did not own, nor did any of them have any right to acquire, any other securities of the Company. None of the investors were affiliated with the Company at the time of making their investment, at the time of this offering, or at any other time.

Plan of Distribution

           Subject to the eighteen (18) month restriction on the offer and sale of the 287,500 Class A Redeemable Warrants and the 287,500 shares of Common Stock issuable on their exercise the securities offered hereby may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may, from time to time, offer such securities through underwriters, dealers and/or agents. The distribution of securities by the Selling Stockholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders, and intermediaries through whom such securities are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

           At the time a particular offer of securities is made by or on behalf of the Selling Stockholders to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriter, dealer or agent, the purchase price paid by the underwriter for securities purchased from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

           Under the Exchange Act and the regulations promulgated thereunder, any person engaged in the distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (which is nine (9) days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, including without limitation, Rules 10b-6 and 10b-7 in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Stockholders.

           Sales of securities by the Selling Stockholders or even the potential of such sales, would likely have an adverse effect on the market prices of the securities offered hereby. Following the closing of this offering, the freely tradeable securities of the Company ("public float"), including this offering, will be 1,159,101 shares of Common Stock, 1,500,000 Class A Redeemable Warrants and 900,000 Class B Redeemable Warrants. This does not including an aggregate of 287,500 Class A Redeemable Warrants and the 287,500 shares of Common Stock issuable upon exercise of the Class A Redeemable Warrants owned by the Selling Stockholders, which are not transferable for eighteen (18) months commencing on the date of this Prospectus or at such earlier date as may be permitted by the Underwriter, which may release such securities at any time after all securities subject to this offering have been sold and assuming no exercise of the Underwriter's Purchase Option. See "Descriptions of Securities" and "Underwriting".

                                             DESCRIPTION OF SECURITIES

Common Stock

           The Company is currently  authorized  to issue  75,000,000  shares of
Common Stock, having a par value of $.0001 per share of which 3,280,594 (including 333,216 shares issued to Mr. Pollan) are outstanding prior to the offering contemplated hereby. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock: (I) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the continuing operations of its business. The payment of dividends will depend upon, among other things, capital requirements and operating and financial conditions of the Company.


Redeemable Common Stock Purchase Warrants

           The Company is offering 2,400,000 Redeemable Warrants, 1,500,000 of which will be "Class A Redeemable Warrants" and 900,000 of which will be "Class B Redeemable Warrants," at an anticipated public offering price of $.20 per Class A Redeemable Warrant and $.10 per Class B Redeemable Warrant. Each Redeemable Warrant shall be exercisable for a period of 48 months, commencing six (6) months from the date hereof.

           Class A Redeemable Warrants

           Each Class A Redeemable Warrant shall entitle the holder to acquire one share of Common Stock at a price equal to $5.75 per share. Commencing twelve months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class A Redeemable Warrants at a price equal to twenty cents ($.20) per Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $6.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

           Class B Redeemable Warrants

           Each Class B Redeemable Warrant shall entitle the holder to acquire one share of the Common Stock at a price equal to $6.75 per share. Commencing twelve months after the Effective Date, the Company will have the right at any time to redeem all, but not less than all, of the Class B Redeemable Warrants at a price equal to ten cents ($.10) per Redeemable Warrant, provided that the closing bid price of the Common Stock equals or exceeds $7.25 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

Preferred Stock

           The Certificate of Incorporation of the Company authorizes the issuance of up to 25,000,000 shares of Preferred Stock, $.0001 par value per share. None of such Preferred Stock has been designated or issued. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more Class and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such Class and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of shares of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, the Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights.

Private Placement

           The terms and conditions of the Common Stock Purchase Warrants issued by the Company in the private placement are identical to the terms and conditions of the Class A Redeemable Warrants. All of the securities issued in the private placement are being registered in the Registration Statement, of which this Prospectus forms a part. Pursuant to an agreement with the Underwriter, such warrants and shares of Common Stock may not be sold until eighteen (18) months from the date of this Prospectus, subject, however, to earlier release at the sole discretion of the Underwriter. The certificates representing the 287,500 Class A Warrants and the 287,500 shares of Common Stock issuable on exercise of the Class A Redeemable Warrants will have legends affixed setting forth such restrictions. The Underwriter may release these securities from this eighteen (18) month restriction at any time after all of the Securities offered hereby have been sold. See "Underwriting."

Transfer and Warrant Agent

           Continental Stock Transfer & Trust Company is the Registrar and Transfer Agent for the Common Stock and the Registrar and Warrant Agent for the Redeemable Warrants.

                                                MARKET INFORMATION

           The Common Stock and Class A Redeemable Warrants and Class B Redeemable Warrants are expected to be listed for quotation on NASDAQ under the symbols: "GENS," "GENSW" and "GENX" respectively. In order to maintain such listings, the Company must have under the current rules of the National Association of Securities Dealers, Inc. ("NASD"),among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. Should the Company be unable to satisfy the requirements for continued quotation, trading, if any, in the Securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" of the National Quotation Bureau, Inc. or on the NASD OTC Electronic Bulletin Board. If this were to occur, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of such securities.

           On November 6, 1996, NASDAQ approved changes to its listing requirements which will be submitted to the Securities and Exchange Commission ("Commission") for final approval. If the current proposal is approved without modification, continued listing on NASDAQ would require that the Company meet certain more stringent qualifications with respect to either market value or net income as well as criteria regarding the number of shares of Common Stock in the public float and the bid price per share of Common Stock. The

Company must also have a minimum of two independent directors and meet other corporate governance criteria. The Company intends to nominate two independent directors and believes that it will be able to meet the remaining criteria for continued listing.




                                                   UNDERWRITING

General

           Subject to the terms and conditions set forth in the Underwriting Agreement by and between the Company and the Underwriter ("Underwriting Agreement"), the Underwriter has agreed to purchase on a "firm commitment" basis, an aggregate of 900,000 shares of Common Stock and 2,400,000 Redeemable Warrants (exclusive of the 135,000 shares of Common Stock and 360,000 Redeemable Warrants subject to the Over-Allotment Option).

           The Underwriter has advised the Company that it proposes to offer the Common Stock and Redeemable Warrants to the public at the public offering price set forth on the cover page of this Prospectus. The Securities are offered by the Underwriter subject to: (I) approval of certain legal matters by counsel to the Underwriter; and (ii) certain other conditions typical of such agreements specified in the Underwriting Agreement.

           The Company has agreed to sell the Securities to the Underwriter at a discount of 10% of the public offering price thereof. The Company has also agreed to pay the Underwriter the Non-Accountable Expense Allowance (as previously defined) equal to 3% of the aggregate offering price of the Securities ($50,000 of which was advanced to the Underwriter). Pursuant to the provisions of the Underwriting Agreement, in the event that the Company's public offering is terminated for any reason, the Underwriter shall be reimbursed for all its accountable expenses. Any amounts previously paid shall be credited against any amounts due.

           The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

           Prior to the Company's public offering, there has been no public trading market for the Securities. The offering price of the Common Stock and the offering and exercise prices of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. The factors considered by the Company and the Underwriter in determining the public offering price of the Common Stock and the offering and exercise prices of the Redeemable Warrants, in addition to prevailing market conditions, were management's assessment of the Company's business potential and earning prospects and the prospects for growth in the industry in which the Company operates. The public offering price may not bear any relationship to the Company's assets, book value, net worth or other criteria of value applicable to the Company.

           The Underwriter has required that all officers and directors and holders of 5% or more of the issued and outstanding shares of Common Stock and securities exercisable, convertible or exchangeable for shares of Common Stock, other than Mr. Pollan and 200,000 of the shares held by Loeb, agree to a lock-up of their securities for a period of not less than eighteen (18) months in order for the Underwriter to engage in the Offering as well as in order to maintain a more orderly trading market. Such shares will have a legend placed on the certificates to express the lock-up.

           The Underwriting Agreement prohibits the Company from issuing any capital stock or other securities without the Underwriter`s prior consent for a period of eighteen (18) months following the Effective Date of the Registration Statement. The Underwriter has no present intention of waiving such restriction. This provision may limit the Company's ability to raise additional equity capital.


The Over-Allotment Option


           The Company has granted to the Underwriter the Over-Allotment Option which is exercisable for a period of forty-five(45) days from the date hereof to purchase up to an additional 135,000 shares of Common Stock and 360,000 Redeemable Warrants (equal to an aggregate of up to 15% of the number of shares of Common Stock and Redeemable Warrants offered by the Company to the public) for the purpose of covering over-allotments. The Over-Allotment Option is exercisable upon the same terms and conditions as are applicable to the sale of the Securities. The Underwriter has agreed to immediately exercise the Over-Allotment Option in full.


The Underwriter's Purchase Option

           As part of the consideration to the Underwriter for its services in connection with the public offering described herein, the Company has agreed to issue and sell to the Underwriter, at the closing, for nominal consideration, five (5) year warrants to purchase such number of shares of Common Stock and Redeemable Warrants as shall equal 10% of the number of shares of Common Stock and Redeemable Warrants (excluding the Over-Allotment Option) being underwritten for the account of the Company at a price of $.0001 per warrant ("Warrants"). The Warrants shall be exercisable at any time during a period of four(4) years commencing at the beginning of the second year after their issuance and sale at a price equaling 120% of the public offering price of the shares of Common

Stock and Redeemable Warrants.

           During the period in which the Underwriter's Purchase Option is exercisable, the holders thereof are given the opportunity to profit from a rise in the market price of the Securities which may result in a dilution of the interest of the stockholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Underwriter's Purchase Option is outstanding. At any time when the holders thereof might be expected to exercise such Warrants, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided by the Underwriter's Purchase Option. Any profit realized on the sale of securities issuable upon the exercise of the Underwriter's Purchase Option may be deemed additional underwriter compensation.

Registration Rights

           In connection with the underwriting of the Company's public offering, the Company has granted to the Underwriter certain "piggy back" and "demand" registration rights. Pursuant to the terms of the Underwriting Agreement, the Company agrees that, for a period of seven (7) years from the effective date of the public offering of the shares of Common Stock and Redeemable Warrants, if the Company intends to file a Registration Statement or Statements for the public sale of securities for cash (other than a Form S-8, Form S-4 or comparable Registration Statement), it will notify all of the holders of the Warrants and/or underlying securities and if so requested it will include therein material to permit a public offering of the securities underlying the Warrants at the expense of the Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). In addition, for a period of five (5) years from such effective date, upon the written demand of holder(s) representing a majority of the Warrants, the Company agrees, on one occasion, to promptly register the underlying Securities at the expense of the Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions).

Finder's Fees

           The Company believes that no finder has been associated with the Company's public offering as described herein and that the Company does not have any obligation to pay a finder's fee to anyone in connection with this Offering or any of its other pending transactions. A action has been commenced against the Company seeking such a fee, however. See "Business-Litigation."

Warrant Solicitation Fee

           Pursuant to the Underwriting Agreement, the Company has agreed that the Underwriter shall act as the Company's exclusive agent with respect to the solicitation of the Redeemable Warrants, and receive from the Company a commission equal to 4% of the exercise price of the Redeemable Warrants ("Warrant Solicitation Fee") commencing twelve (12) months after the effective date of the Registration Statement, payable upon exercise, if; (I) the market price of the Common Stock on the date that any such Redeemable Warrant is exercised is greater than the exercise price of the Redeemable Warrant; (ii) the exercise of such Redeemable Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Redeemable Warrant is not held in a discretionary account; (iv) disclosure of this compensation arrangement is made both at the time of the public offering and at the time of the exercise of such Redeemable Warrant; and (v) solicitation of the exercise is not in violation of Rule 10b-6 of the Exchange Act. No commission will be paid to the Underwriter on Redeemable Warrants voluntarily exercised within one (1) year of the Effective Date or on Redeemable Warrants voluntarily exercised at any time without solicitation by the Underwriter.

           In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Company's securities for the period from nine business days prior to any solicitation of the exercise of any Redeemable Warrant or nine (9) business days prior to the exercise of any Redeemable Warrant based on a prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive such a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable.

Other Terms of the Underwriting

           The Company has agreed not to issue, sell, offer to sell, grant any option relating to the sale of or otherwise dispose of (directly or indirectly) any of the Company's equity securities (including securities convertible into, exercisable for or exchangeable into equity securities) without the Underwriter's prior written consent, except for issuances pursuant to: (I) the exercise of the Underwriter's Purchase Option; (ii) the Company's public offering of securities as described herein; (iii) a declaration of dividends, recapitalization, reorganization or similar transaction; or (iv) a currently existing stock incentive or option plan, for eighteen (18) months from the Effective Date.

In addition, each officer, director and stockholder who owns 5% or more of the Company's equity securities, other than Mr. Pollan and other than 200,000 of the shares held by Loeb has agreed not to sell, transfer, convey, pledge, hypothecate or otherwise dispose of any of the respective securities of the Company owned by them for a period of eighteen (18) months from the Effective Date without the Underwriter's prior approval.

           In connection with and as consideration for the Underwriter's participation in the Company's public offering, the Company has given the Underwriter the right, upon completion of such public offering, to designate a person to attend all meetings of the Company's Board of Directors for a period of five (5) years. Such person need not be a director but shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. As of the date hereof, the Underwriter has not identified a designee nor has it expressed to the Company the desire to exercise its right to select such a designee.

           The Company has agreed to retain the Underwriter as its financial consultant for a period of twenty-four (24) months commencing upon consummation of this Offering at a monthly retainer of $2,000, all of which is payable in advance upon such consummation.


           Loeb Holding Corporation made a subordinated loan to the Underwriter in the principal amount of $1,500,000 in order for the Underwriter to meet its net capital requirements under applicable Commission and NASD regulations. The loan is evidenced by NASD Form SL-4 (Temporary Secured Demand Note Collateral Agreement) dated February 7, 1997 and effective March 11, 1997. The Note bears interest at 10% per annum and is due and payable within forty-five (45) days.


Indemnification

           The Company has agreed to indemnify the Underwriter and others against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable. The Underwriter has agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the Registration Statement, the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto.

           The foregoing summaries of certain terms and conditions of the Underwriting Agreement and the Underwriter's Purchase Option state all the material elements of such documents. Copies of the foregoing documents have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus forms a part and are also on file at the offices of the Underwriter and the Company. Reference is hereby made to each such exhibit for a detailed description of the provisions thereof which have been summarized above. See "Available Information."


                                                   LEGAL MATTERS

           Certain legal matters in connection with the issuance of the securities being offered by the Company will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. A member of the firm of McLaughlin & Stern, LLP owns 5,000 shares of the Company's Common Stock. Legal matters for the Underwriter will be passed upon by Scheichet & Davis, P.C., New York, New York.

                                                      EXPERTS


           The Financial Statements of the Company included in this Prospectus to the extent and for the periods indicated in their report have been reported on by Wiss & Company, LLP, independent certified public accountants, as stated in their report appearing herein in reliance upon such report given on the authority of that firm as experts in accounting and auditing. Their report contains an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.




sass/genisys/sb2

No  dealer,  salesperson  or  other
person  has  been  authorized  to give  any
information  or to make any  representations
 in  connection  with this Offering
other  than those  contained  in this
 Prospectus  and,  if given or made,  such
information or representations must not be
relied on as having been
authorized by the Company.  This                         GENISYS RESERVATIONS
Prospectus does not constitute an offer                     SYSTEMS, INC.
to sell or a solicitation of an offer to
buy any security other than the
securities offered by this Prospectus,
or an offer or solicitation of an offer
to buy any securities by any person in
any jurisdiction in which such offer or
solicitation is not authorized or is
unlawful.  The delivery of this
Prospectus shall not, under any circum
stances, create any implication that the
information herein is correct as of any
time subsequent to the date of this
Prospectus.
----------------------------
 TABLE OF CONTENTS             Page

Available Information
Prospectus Summary
Risk Factors                                   900,000 Shares Of Common Stock
Use of Proceeds                          1,500,000 Class A Redeemable Warrants
Capitalization                            900,000 Class B Redeemable Warrants
Dilution
Dividend Policy                                   R.D. WHITE & CO., INC.
Management's Discussion
 and Analysis of
 Financial Condition
 and Results of
Operations
Business
Management
Certain Transactions
Principal Stockholder
Selling Stockholders
Description of Securities
Market Information
Underwriting
Legal Matters
Experts
Financial Statements

Until _________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Securities offered hereby, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with regard to their unsold allotments or subscription.

                             Alternate Cover Page - The Offering

                     SUBJECT TO COMPLETION, DATED MARCH 13, 1997

PROSPECTUS
                            287,500 Class A Redeemable Warrants and
                  287,500 Shares of Common Stock Underlying such Warrants
                          GENISYS RESERVATION SYSTEMS, INC.
         This Prospectus relates to the offering of 287,500 Class A Redeemable Warrants and 287,500 shares of common stock ("Common Stock"), par value $.0001 per share, of Genisys Reservation Systems, Inc. a New Jersey corporation
("Company") issuable upon exercise of Class A Redeemable Warrants issued in a private placement. The securities offered hereby may not be transferred for eighteen (18) months from the date hereof, subject to earlier release at the sole discretion of R.D. White & Co., Inc. which is acting as the underwriter in connection with a public offering of the Company's securities ("Underwriter"). The certificates evidencing such securities include a legend with such restrictions. The Underwriter may release the securities held by the Selling Stockholders at any time.

         The Securities offered by this Prospectus may be sold from time to time by the Selling Stockholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the securities by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of such securities. Transfers of the securities may also be made pursuant to applicable exemptions under the Securities Act of 1933 ("Securities Act") including but not limited to sales under Rule 144 under the Securities Act.

         The Selling Stockholders and intermediaries through whom such securities may be sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         On the date hereof, the Company commenced pursuant to the Registration Statement of which this Prospectus is a part of a public offering of 900,000 shares of Common Stock, 1,500,000 Class A Redeemable Warrants, and 900,000 Class B Redeemable Warrants. (Collectively "Redeemable Warrants") See "Concurrent Sales."

         The Company will not receive any of the proceeds from the sale of the securities by the Selling Stockholders, but will receive proceeds upon the exercise of the Class A Redeemable Warrants included herein. All costs in incurred in the registration of the securities of the Selling Stockholders are being borne by the Company. See "Selling Stockholders."

         The Company intends to furnish its security holders with annual reports containing audited financial statements and the audit report of the independent certified public accountants and such interim reports as it deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE , AND "DILUTION" PAGE .
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    ----------------------------
                            The date of this Prospectus ______ __ , 1997

                                                            The Offering

Securities Offered by
Selling Stockholders............287,500 Class A Redeemable Warrants
                                 and 287,500 Shares Issuable
                                upon exercise of outstanding
                                Class A Redeemable Warrants
Securities Outstanding
Prior to the Company`s
Offering:

 Common Stock(3)..............  4,330,594 Shares
 Class A Warrants.............  2,012,500 Warrants
 Class B Warrants.............  1,035,000 Warrants


Securities Outstanding
After the Company`s
Offering:

Common Stock(1)(3)............  4,618,094 Shares
Class A Warrants(2)...........  2,300,000 Warrants
Class B Warrants(2)...........  1,035,000 Warrants


Use of Net Proceeds...........  See "Use of Proceeds"
Proposed Symbol(4)
    Common Stock.................GENS
    Class A Warrants..... .......GENSW
    Class B Warrants.............GENSZ

------------------------------

(1) Does not include 2,400,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants but does include the 135,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option (but not the 360,000 shares of Common Stock issuable upon the exercise of the Redeemable Warrants contained therein). See "Description of Securities," "Principal Stockholders," and "Underwriting."


(2) Does not include the issuance of 360,000 Redeemable Warrants issuable upon exercise of the Over-Allotment Option. See "Underwriting" and "Description of Securities."

(3) Includes 15,000 shares of Common Stock issuable upon the conversion of two promissory notes at the completion of this Offering in the principal amounts of $20,000 and $10,000 respectively ("Convertible Notes").

(4) The Shares of Common Stock and the Redeemable Warrants and are expected to be listed for quotation on NASDAQ under the symbols: "GENS", "GENSW" and "GENSZ", respectively. There can be no assurance given that the Company will be able to satisfy on a continuing basis the requirements for quotation of such securities on NASDAQ. See "Risk Factors" and "Market for the Company's Securities and Other Related Stockholder Matters."

    No  dealer,  salesperson  or other  person
    has been  authorized  to give any
    information or to make any  representations
    in connection with this Offering
    other than those  contained in this
    Prospectus  and, if given or made, such
    information or representations must
    not be relied on as having been                   GENISYS RESERVATIONS
    authorized by the Company.  This                   SYSTEMS, INC.
    Prospectus does not constitute an
    offer to sell or a solicitation of
    an offer to buy any security other
    than the securities offered by this
    Prospectus, or an offer or solicita
    tion of an offer to buy any securities
    by any person in any jurisdiction in
    which such offer or solicitation is
    not authorized or is unlawful.  The
    delivery of this Prospectus shall not,
    under any circumstances, create any
    implication that the information
    herein is correct as of any time
    subsequent to the date of this
    Prospectus.
    ____________________________                       287,500 Class A Warrants
     TABLE OF CONTENTS             Page                               and
                                                           287,500 Shares Of
    Available Information                                 Common Stock Issuable
    Prospectus Summary                                      upon exercise of
    Risk Factors                                           outstanding Class A
    Use of Proceeds                                              Warrants
    Capitalization
    Dilution
    Dividend Policy
    Management's Discussion
     and Analysis of
     Financial Condition
     and Results of
    Operations
    Business
    Management
    Certain Transactions
    Principal Stockholder
    Selling Stockholders
    Description of Securities
    Market Information
    Underwriting
    Legal Matters
    Experts
    Financial Statements

    Until _________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Securities offered hereby, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with regard to their unsold allotments or subscription.

                                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS






                                                                         Page

Independent Auditors' Report                                             F-2

Consolidated Financial Statements:

Consolidated Balance Sheet at December 31, 1996                          F-3

Consolidated Statements of Operations for the Year Ended December 31, 1996, the
Four Months Ended  December 31,  1995,  the Year
Ended August 31, 1995,  and the
Period From March 7, 1994 (commencement of development stage activities) to
December 31, 1996

                                                                         F-4

Consolidated Statements of Changes in Stockholders'
Equity (Deficiency) for the Year Ended December 31, 1996, the Four Months Ended December 31, 1995, and Year
Ended August 31, 1995

Consolidated  Statements of Cash Flows for the Year
Ended December 31, 1996, the Four Months Ended
December 31, 1995, the Year Ended August 31, 1995, and the Period From March 7, 1994 (commencement of development stage activities) to December 31 ,1996

Notes to Consolidated Financial Statements                        F-7 to F-16

                                           INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Genisys Reservation Systems, Inc.
(A Development Stage Company)


We have audited the accompanying consolidated balance sheet of Genisys Reservation Systems, Inc. and Subsidiary (formerly Robotic Lasers, Inc. and a Development Stage Company) as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996, the four months ended December 31, 1995, the year ended August 31, 1995, and for the period from March 7, 1994 (commencement of development stage activities) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genisys Reservation Systems, Inc. and Subsidiary (formerly Robotic Lasers, Inc. and a Development Stage Company) at December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996, the four months ended December 31, 1995, the year ended August 31, 1995 and for the period from March 7, 1994 (commencement of development stage activities) to December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                            WISS & COMPANY, LLP

Woodbridge, New Jersey
January 31, 1997 (except as to the waiver of default described in Note 3, for which the date is February 21, 1997)

                                            CONSOLIDATED BALANCE SHEET

                                                 DECEMBER 31, 1996

                                                        ASSETS
CURRENT ASSETS:
         Cash                                                                      $     91,548
         Prepaid expenses                                                                 1,081
                                                                                   --------------
                  Total Current Assets                                                                   $     92,629

PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION OF $65,102

                                                                                                              235,285

OTHER ASSETS:
         Computer software costs, less accumulated amortization of $35,215
                                                                                   312,171
         Deferred offering costs                                                   153,210
         Debt issue costs, less accumulated amortization
of $10,957                                                                         45,393
         Deposits and other                                                        64,910
                                                                                   -------------
                                                                                                              575,684
                                                                                                         $    903,598

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
         Current maturities of long-term debt                                    $ 161,282
         Accounts payable and accrued expenses                                     304,490
         Due to related parties                                                    29,652
         Accrued interest payable - related parties                                95,748
         Accrued consulting fees - related parties                                101,500
                                                                                   -----------
                           Total Current Liabilities                                                     $   692,672

LONG-TERM DEBT:
         Long-term debt, less current maturities                                 1,009,757
         10% Promissory notes payable                                              563,500
         Convertible notes payable                                                   30,000
                                                                                   -------------
                                                                                                           1,603,257
                           Total Liabilities                                                               2,295,929

COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIENCY):
         Preferred stock, $.0001 par value: 25,000,000 shares authorized; none
outstanding                                                                        -
         Common stock, $.0001 par value: 75,000,000 shares authorized; 3,280,594
shares issued and outstanding                                                      328
         Additional paid-in capital                                                252,344
         Deficit accumulated during development stage                           (1,645,003)
                           Total Stockholders' Equity (Deficiency)                                        (1,392,331)

                                                                                                         $   903,598
See accompanying notes to consolidated financial statements.

                            GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARY

                                              (Formerly Robotic Lasers, Inc.)
                                                  (A Development Stage Company)




                                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                                                      Period From
                                                                                                                     March 7, 1994
                                                       Year             Four Months             Year                (Commencement of
                                                       Ended               Ended               Ended                  Development
                                                   December 31,         December 31,         August 31,        Stage Activities) to
                                                       1996                  1995               1995              December 31, 1996
                                                 -----------------    ----------------    ---------------      --------------------
REVENUES AND EXPENSES DURING THE DEVELOPMENT
STAGE:
         Revenues                               $         -          $         -         $         -          $         -
                                                ----------------     ----------------    ----------------     -----------

         Expenses:
                  General and administrative    819,205              250,454             256,621              1,357,696
                  Depreciation and              97,721               18,453              240                  116,508
amortization
                  Interest expense              134,277                24,303              12,219             170,799
                                                ------------         -------------       -------------        ------------
                                               1,051,203               293,210             269,080           1,645,003
                                                -----------          ------------        ------------         -----------
NET LOSS INCURRED DURING THE
DEVELOPMENT STAGE                              $(1,051,203)         $  (293,210)        $  (269,080)         $(1,645,003)
                                                ===========          ===========         ===========          ===========

NET LOSS PER COMMON SHARE                       $(.36)               $(.11)              $(.16)               $(.74)
                                                =====                =====               =====                =====

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                    2,904,482            2,594,503           1,694,611            2,230,821
                                                ===========          ===========         ===========          ===========



See accompanying notes to consolidated financial statements.

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                                                            Deficit
                                                                                                                        Accumulated
                                                                                                    Additional           During the
                                                                     Common Stock                    Paid-in            Development
                                                     Total               Shares     Par Value        Capital               Stage

BALANCE, AUGUST 31, 1994                         $ (21,510)           1,682,924     $    -            $  10,000          $ (31,510)

YEAR ENDED AUGUST 31, 1995:
Contribution of services rendered                    9,600                -              -                9,600                 -
Net assets received (liabilities assumed)
in reverse acquisition of Robotic Lasers, Inc.     (14,087)             280,487         28              (14,115)               -
Change in par value                                  -                    -            168                 (168)                 -
Net loss                                          (269,080)               -             -                    -            (269,080)
                                             ----------           ----------------    -------------       -------------- ----------

BALANCE, AUGUST 31, 1995                         (295,077)            1,963,411           196              5,317          (300,590)

PERIOD ENDED DECEMBER 31, 1995:
Conversion of related party debt into
term note and common stock                         13,406               841,455             84                  13,322     -
Net loss                                         (293,210)                    -                -                    -     (293,210)
                                                ----------           ----------------    -------------       -----------    -----
BALANCE, DECEMBER 31, 1995                       (574,881)            2,804,866           280                 18,639      (593,800)

YEAR ENDED DECEMBER 31, 1996:
         Issuance of common stock:
                  For cash                         110,000              55,000              6           109,994               -
For conversion of stockholder note
into term note
and common stock                                     6,703              420,728             42           6,661                 -
 Contribution to capital by
stockholder/officer                                 76,700                                   -           76,700                -
Issuance of warrants, less
related costs of $1,150                             10,350                                   -           10,350                -
 Common stock (15,000 shares)
 transferred to certain
employees by a stockholder in
consideration of services rendered
                                                     30,000               -                   -           30,000                -
         Net loss                                (1,051,203)            -                     -          (1,051,203)
                                                 -----------          ------------------  ----------------    ------------------

BALANCES, DECEMBER 31, 1996                      $(1,392,331)           3,280,594         $ 328         $ 252,344      $(1,645,003)

See accompanying notes to consolidated financial statements.[

               GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARY
                         (Formerly Robotic Lasers, Inc.)
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                 Period from
                                                                                                                   March 7, 1994
                                                                             Four Months         Year             (Commencement of
                                                            Year Ended          Ended            Ended              Development
                                                           December 31,      December 31,     August 31,        Stage Activities) to
                                                               1996              1995             1995            December 31, 1996
                                                          --------------    --------------   -------------      -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                         $(1,051,203)     $  (293,210)      $ (269,080)    $(1,645,003)
         Adjustment to reconcile net loss to net cash
flows from operating activities:
                           Depreciation and amortization  97,721           18,453            240            116,508
                           Contribution of services
rendered                                                  30,000           -                 9,600          49,600
to capital
                           Changes in operating assets
and liabilities:
                                            Prepaid       (378)            3,031             (3,734)        (1,081)
expenses
                                            Other assets  (38,162)         218,053           (243,255)      (65,564)
                                            Accounts
payable and accrued expenses                                   365,630          27,649            94,372         487,651
                                                          ------------     -----------       -----------    ------------

Net cash flows from operating activities                     (596,392)         (26,024)        (411,857)      (1,057,889)
                                                          -----------      -----------       ----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
         Acquisition of equipment and software               (327,999)       (319,774)                -          (647,773)
                                                          ------------     ----------        ----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Loans and advances from related parties          10,526           7,506             (12,001)       29,652
         Proceeds from issuance of notes payable          305,000          215,000           435,000        955,000
         Payments under computer equipment leases         (53,352)         (9,724)           -              (63,076)
         Proceeds from sale and lease-back                150,162            144,482         -              294,644
         Proceeds from issuance of convertible notes      30,000           -                 _              30,000
         Proceeds from sale of common stock               110,000          -                 -              110,000
         Contribution to capital - stockholder/officer    76,700           -                 -              76,700
         Proceeds from issuance of 10% promissory notes
and related warrants                                      575,000          -                 -              575,000
         Costs paid upon issuance of promissory notes
and warrants                                              (57,500)         -                 -              (57,500)
         Deferred offering costs                             (153,210)                -               -         (153,210)
                                                          -----------      ----------------- ---------------------------

Net cash flows from financing activities                      993,326          357,264          422,999       1,797,210
                                                          -----------      -----------       ----------     -----------

NET CHANGE IN CASH                                        68,935           11,466            11,142         91,548

CASH, BEGINNING OF PERIOD                                       22,613           11,147                  5            -
                                                         ------------     ------------      -------------  -----------
CASH, END OF PERIOD                                       $    91,548      $    22,613       $   11,147     $     91,548
                                                          ===========      ===========       ==========     ============
SUPPLEMENTAL CASH FLOW INFORMATION:
         Interest paid                                    $    37,250      $      8,426      $       -      $     45,676
                                                          ===========      ============      ============== ============
         Net liabilities assumed in reverse acquisition

                                                          $        -       $        -        $   14,087     $     14,087
                                                          ===============  ===============   ==========     ============
         Conversion of related party debt into common
stock
                                                          $      6,703     $    13,406       $       -      $     20,109
                                                          ============     ===========       ============== ============

 See  accompanying  notes  to consolidated financial statements.


                GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARY
                        (Formerly Robotic Lasers, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1   -      History of the Company, Nature of the Business and Summary of
                 Significant Accounting Policies:

                History of the Company and Nature of the Business - Genisys Reservation Systems, Inc. (the "Company") was originally incorporated in April 1986 as JECO2 Lasers, Inc., changed its name to Robotic Lasers, Inc. in December 1987 and further changed to its current name in July 1996. In March 1995, the Company sold all of its assets, rights and properties relating to a certain laser research and development agreement (subject to certain liabilities). On August 11, 1995, the Company acquired Corporate Travel Link, Inc. ("Travel Link") a development stage company, by issuing 1,682,924 shares of its restricted common stock in exchange for all of the then issued and outstanding shares of common stock of Travel Link. For accounting purposes, the share exchange transaction and combination of Travel Link with the Company has been treated as a reverse acquisition by, and a recapitalization of, Travel Link. The net assets of the Company of $(14,000) consisted primarily of accounts payable of $14,000. The previous historical financial statements of the Company are no longer reported and the financial statements of Travel Link (since its formation in March 1994) are now reported as the historical consolidated financial statements of the Company and its subsidiary.

                The Company is a development stage company and is developing computerized limousine reservation and payment systems for the business traveler. The Company anticipates that the proprietary software being developed will enable a system of limousine reservations to be completely computerized and operate without human intervention.

                The Company has generated no revenues and has no commercial operations to date. The Company has been unprofitable since inception and expects to incur additional operating losses over the next several quarters. The Company expects to commence generating revenue from operations during the fiscal year ending December 31, 1997.

                Estimates and Uncertainties - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

                Principles of Consolidation - As indicated above, the consolidated financial statements include the accounts of the Company's wholly-owned subsidiary, Travel Link and, since August 11, 1995, those of the Company. Retroactive effect has been given to the exchange of shares for Travel Link to March 7,

                1994. All significant intercompany transactions and accounts have been eliminated in consolidation.

                Financial Instruments - Financial instruments include cash and equivalents, other assets, accounts payable, accrued expenses and long-term debt. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

                Cash and Equivalents - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                Concentration of Credit Risk - The Company maintains its cash balances in several financial institutions. The accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996, there were no uninsured balances.

                Property and Equipment - Property and equipment is stated at cost and depreciated using the straight-line method over an estimated useful life of 5 years.

                Computer Software Costs Relating to Reservation and Payment Systems - The Company capitalizes the external direct costs of materials and services and interest consumed in the development of the Genisys Reservation and Payment Systems (no internal direct costs are anticipated). Such costs will be amortized on a straight-line basis over three years, subject to periodic evaluation for impairment.

                Deferred Offering Costs - Offering costs have been deferred, pending the outcome of the offering contemplated herein. If the offering is successful, these costs will be charged against additional paid-in capital, otherwise, they will be charged to expense.

                Debt Discount and Debt Issue Costs - Costs related to the issuance of debt are capitalized. Such costs and any related debt discount are amortized over the term of the related debt.

                Income Taxes - Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

               Stock  Options - The Company  accounts for stock  option  grants using the intrinsic value based method prescribed by APB Opinion No. 25. Since the exercise price equalled or exceeded the estimated fair value of the underlying shares at the date of grant, no compensation was recognized in 1996 and 1995.

                Had compensation cost been based upon the fair value of the option on the date of grant, as prescribed by Statement of Financial Accounting Standards No. 123, the Company's proforma net loss and net loss per share would have been approximately $(1,086,000) ($.37 per share) in 1996 and $(313,000) ($.12 per share) for the period ended December 31, 1995, using the Black Sholes option pricing model.

                Fiscal Year - In December 1995, the Board of Directors voted to change the Company's fiscal year to a calendar year, effective December 31, 1995.

                Net Income (Loss) Per Common Share - Net income (loss) per common share is based upon the weighted average number of outstanding common shares. The shares issuable upon the exercise of outstanding warrants and options or upon conversion of outstanding debt have been excluded since the effect would be antidilutive, due to net losses for all periods presented.

Note 2   -      Operating and Liquidity Difficulties and Management's Plans to
                  Overcome:

                The accompanying financial statements of the Company have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported net losses since inception and expects to incur additional operating losses over the next several quarters. The Company has also experienced liquidity difficulties since inception, and in order to continue the development of the Company's reservation and payment system, needs significant additional financing. The Company has financed its operations since inception with the proceeds from the issuance of long-term debt.

                Since inception, the operations of the Company have been limited to market research and developing a software and hardware system for computerizing the limousine reservation and payment system. The development of both the reservation and payment systems have been completed and are currently undergoing testing. No assurance can be given that the Company's reservation and payment system will achieve commercial feasibility.

                The Company's working capital and its capital requirements will depend upon numerous factors, including, without limitation, the progress of the Company's system development and testing, competition, industry technological advances and the ability of the Company to market its limousine reservation system. The Company will require additional significant financing to complete the system development and testing, cover anticipated losses and sustain operations in 1997 and beyond and, in addition, to satisfy the repayment of long-term debt. There can be no assurance that the financing needed for attaining commercial viability of the Company's reservation and payment system will be obtained. If the Company is unable to raise sufficient capital, it will delay and could prevent the Company's ability to bring the reservation and payment systems on-line.

                The Company intends to fund its operations and other capital needs for the next twelve months substantially from the net proceeds of additional borrowings and a contemplated public offering, but there can be no assurance that the net proceeds of such contemplated offering, if successful, will be sufficient for these purposes. There is also no assurance that such financing will be available, or that it will be available on acceptable terms.

                Reference  should  be  made  to  "Management's   Discussion  and
                Analysis of Financial Condition and Results of Operations" included elsewhere herein for additional information.

Note 3   -      Long-term Debt:

                Notes  Payable -  Stockholder  - In February  1995,  the Company
                signed an agreement with a then unrelated party pursuant to which the Company borrowed $500,000 as evidenced by a series of Convertible Promissory Notes. In September 1995, the Convertible Promissory Notes were converted into 841,455 shares of the Company's common stock and two Promissory Notes with principal amounts of $475,000 and $25,000, respectively. Such 841,455 shares had been contributed back to the Company by its original stockholders who acquired the shares in March 1994, For accounting purposes, such transaction has been treated as a 2 for 3 reverse stock split. The common stock issued upon conversion and the related debt discount ($13,406) have been recorded based upon their estimated fair values and that of the notes.

                The $475,000 note is to be repaid in twelve equal quarterly installments commencing two years from the date of such note. This note bears interest at nine percent (9%) per annum payable quarterly. The $25,000 promissory note accrues interest at nine percent (9%) per annum (payable quarterly) and is convertible at the sole option of the note holder into 266,667 shares of common stock of the Company. Unless previously converted, this $25,000 note will be repaid by the Company in twelve equal quarterly installments commencing on April 1, 1998.

                In December 1995, the Company and this stockholder signed an additional loan agreement whereby the stockholder agreed to loan the Company up to an additional $250,000. In December 1995, the stockholder loaned the Company $150,000 and, during the first quarter of 1996, the stockholder loaned the Company an additional $100,000. In November 1996, the stockholder converted these additional loans, totaling $250,000, into two 9% term notes ($237,500 and $12,500) and 420,728 shares of common stock of the Company. The common stock issued upon conversion and the related debt discount ($6,703) have been recorded based upon their estimated fair values and that of the notes. The $237,500 note is to be repaid in 12 equal quarterly installments commencing two (2) years from the date of such note. The $12,500 note is convertible into 133,333 shares of common stock of the Company. Unless previously converted, this $12,500 note will be repaid by the Company in twelve equal quarterly installments commencing on April 1, 1998.

                Total borrowings from the stockholder totalled $750,000 at December 31, 1996 and accrued interest was $94,003. The Company has not paid any interest under these loan agreements to date. In February 1997, the stockholder agreed that interest payments on its notes, which are currently in default, would be deferred until September 1997. The stockholder also waived any defaults on the notes through February 1997.

                Notes Payable - Related Party - During November and December 1996, the Company and the investment banking firm described in
                Note 4 signed four 18 month Promissory Notes whereby the investment banking firm loaned the Company a total of $210,000, of which $205,000 was received by December 31, 1996. Such Notes bear interest at 10% and mature in May and June 1998. Accrued interest totalled $1,745 at December 31, 1996.

                Capital Leases - In September 1995, January 1996 and December 1996, the Company entered into sale and lease-back arrangements whereby the Company sold the bulk of its computer hardware and commercially purchased software to a lessor for amounts totalling $295,000 and agreed to lease back such equipment for initial terms ranging from 24 to 30 months. The obligations under these leases at December 31, 1996 are summarized as follows:

                                                     Imputed
                                                     Interest
     Description                                      Rate

 Capital  leases  payable  in  monthly
 installments  totalling
 $11,960 through various  expiration  dates,
 collateralized by the computer equipment           25.4% to
 and software                                       26.6%        $321,670

 Less: Amount representing interest                                90,102
Present value of minimum lease payments                           231,568
Less: Current maturities                                           88,515
                                                                 ----------
                                                                 $143,053

                A summary of long-term debt follows:

 Notes payable - stockholder, less unamortized
 debt discount of $15,529                                       $   734,471
 Notes payable - related party                                      205,000
 Capital leases                                                     231,568
                                                                 ------------
                                                                  1,171,039
                  Less:  Current maturities                         161,282

                                                                 $1,009,757

                Long-term debt matures as follows:

                  Year Ending December 31,

                  1997                                           $   161,282
                  1998                                               465,557
                  1999                                               296,259
                  2000                                               186,045
                  2001                                                61,896
                                                                  ------------
                                                                  $1,171,039

                Convertible Notes Payable - In April and June 1996, the Company borrowed a total of $30,000 from two unaffiliated parties. These notes bear interest at 7% per annum, payable on the last day of each calendar quarter, commencing March 31, 1997. The maturity dates are the earlier of January 1, 1998 or upon the consummation of a public offering of the Company's common stock. If the maturity dates of these notes occur prior to January 1, 1998, the notes will be converted into 15,000 shares of the Company's common stock.

Note 4    -     Commitments:

                Leases - The Company leases its administrative facilities under a five-year lease expiring in November 2000. The lease provides for annual rent of $25,500.

                Rent expense totalled $26,000,  $7,000,  $14,000 and $54,000 for the year ended December 31, 1996, the four months ended December 31, 1995, the year ended August 31, 1995 and the period from March 7, 1994 (date of commencement of development stage activities) to December 31, 1996, respectively.

                Employment Agreements - The Company entered into employment agreements with its President in September 1995 (modified in October 1996), and with its Secretary/Treasurer in October 1996. The agreements provide for aggregate annual compensation of $125,000 effective October 1996 and $180,000 effective January 1997, until modified by the Company.

                Consulting Agreements - In October 1996, the Company executed a consulting agreement to develop software to operate the Genisys Payment system for a total price of $218,000 of which $109,000 would be paid in cash and $109,000 in shares of the Company's common stock at a negotitated price of $3.75/share. The shares are to be transferred by two stockholders and, accordingly, will be considered a contribution to capital. The The Company has agreed to issue an equal number of new shares of restricted Common Stock to such stockholders in six equal installments if the Company meets certain performance criteria on six specific dates.

                The Company entered into a consulting agreement in October 1996 with a director, who formerly served as the Company's Executive Vice-President. The agreement provides for monthly consulting fees of $6,500 through February 1997 and $8,400 per month thereafter, until modified by the Company. Fees accrued during 1996 pursuant to this agreement totalled $16,000.

                In September 1995, the Company entered into a three year consulting agreement with an investment banking firm whose managing director is a stockholder and the Chairman of the Board of Directors of the Company. The agreement provides for a consulting fee of $3,000 per month. During 1996, fees totalled $36,000 and are included in accrued consulting fees at December 31, 1996. Also included in accrued consulting fees is $49,500 of fees for consulting services provided to the Company in 1996 by its current Chief Financial Officer.

Note 5    -     Income Taxes:

                Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a deferred tax asset of approximately $600,000 at December 31, 1996.

                A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses, lack of a commercially viable product or system and it being a development stage company, that a full valuation allowance is appropriate at December 31, 1996.

                A reconciliation of the provision (benefit) for income taxes computed at the federal statutory rate of 34% and the effective tax rate of income (loss) before income taxes is as follows:

                                                                                    Year Ended          Period Ended     Year Ended
                                                                                   December 31,         December 31,     August 31,
                                                                                       1996                 1995             1995
                                                                                -----------------     ----------------   ---------
                  Computed tax benefit on net loss at federal statutory rate
                                                                                $ (347,000)         $    (99,000)      $  (91,000)

                  State income tax benefit, net of federal income tax effect

                                                                                   (61,000)              (17,000)         (16,000)

                  Tax effect of net operating losses not currently usable
                                                                                    408,000              116,000           107,000
                                                                                -----------         ------------          ----------

                  Provision (benefit) for income taxes

                                                                                $         -         $         -           $      -
                                                                                ================    ================      =========


                At December 31, 1996, the Company had net operating loss carryforwards of approximately $1,600,000 expiring through 2010.

                Current tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership (as defined) during a three year period. Because of the possible future changes in common stock ownership, the use of the Company's net operating loss carryforwards may be subject to an annual limitation. To the extent amounts available under the annual limitation are not used, they may be carried forward for the remainder of 15 years from the year the losses were originally incurred.

Note 6    -     Stockholders' Equity:

                Preferred Stock - The Company's Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of Preferred Stock. None of such Preferred Stock has been designated or issued to date. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation.

                Sales of Common Stock - During the quarter ended March 31, 1996, the Company sold 5,000 shares of its restricted common stock to a former officer and director of the Company for $10,000. In addition, the Company sold, to an unaffiliated private investor, 25,000 shares of its restricted common stock for $50,000. In November 1996, the Company sold 25,000 shares of the Company's restricted common stock to another unaffiliated party for $50,000.

                Stock Splits - In July 1996, the Company's stockholders approved and effectuated a one for two reverse stock split. As indicated in Note 3, the contribution of shares by the original stockholders has been treated as a 2 for 3 reverse stock split. Stock splits have been retroactively reflected in the accompanying consolidated financial statements.

                Private Offering - Pursuant to a private offering, the Company issued 11.5 units to various unrelated parties in May and June 1996. Each $50,000 unit consists of a $49,000 three-year promissory note (bearing interest at 10% per annum) and a Class A redeemable common stock purchase warrant valued at $1,000 per unit. Each warrant entitles the holder to purchase 25,000 shares of the Company's common stock at $5.75 per share. Gross proceeds of this private offering totalled $575,000.

                The principal and interest on the promissory notes are to be repaid at the earlier of three years from issuance of such notes or 30 days after the closing date of the Company's first underwritten public offering. Each Class A common stock purchase warrant entitles the holder to purchase a share of the Company's common stock at an exercise price of $5.75 per share. The rights represented by this warrant are exercisable commencing 90 days after the effective date of a public offering registration statement until four years thereafter. The terms and conditions of these warrants are subject to adjustment to conform with the warrants to be registered upon the effectiveness of the contemplated registration statement to be filed with the Securities and Exchange Commission. Warrants to purchase 287,500 shares of the Company's common stock are currently outstanding pursuant to this private offering.

                Cancellation of Shares - In August 1996, the Company gave notice to a former officer that it was cancelling the 333,216 shares of its common stock which had been issued to the former officer in connection with services to be provided at the inception of Travel Link. Such cancellation relates to various claims made by the Company against the former officer and failure to provide services to the Company. The former officer has informed the Company that he will contest any attempt by the Company to cancel his shares. Pending return of the shares, they are considered outstanding for all periods presented herein.

                Warrants and Options - In August 1995, the Company granted an option to purchase 25,000 shares of its common stock to an officer, exercisable at $.60 per share through August 2000. In November 1996, the Company granted an option to purchase 35,000 shares of its common stock to the same officer exercisable at $2.00 per share through November 2001. These Warrants were immediately exercisable and are fully vested.

                In connection with the initial leases described in Note 3, the Company granted to the lessor warrants to purchase
                22,098 shares of common stock at an exercise price of $2 per share.

                Contribution to Capital - During the year ended December 31, 1996, in order to raise additional working capital, the
                Company's President sold 37,600 shares of restricted common stock of the Company owned by him to nineteen unaffiliated third parties at prices ranging from $2.00 to $2.50 per share for total proceeds of $76,700. Such proceeds were remitted to the Company in the form of a capital contribution. The Company's former Executive Vice President, has agreed to use his own shares of restricted common stock of the Company to reimburse the Company's President for one-half of the number of shares he sold.

Note 7    -     Subsequent Event (Unaudited):

             Contingency - On February 20, 1997, two individuals filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking, among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiffs' efforts as well as 5% of the Company's Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for monetary damages is based upon a written agreement between Travel Link and plaintiffs while the claim for the shares of the Company's Common Stock is based upon alleged oral representations and promises made by officers of Travel Link. Management believes that the plaintiffs have not introduced any financings to the Company and intends to vigorously defend the action.

                                                      PART II

                                      Information Not Required in Prospectus

    ITEM 24.     Indemnification of Officers and Directors

         The Company's Certificate of Incorporation provides in Article Fourth that no Director of the Corporation shall be liable to the Corporation or any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (I) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

    ITEM 25.     Other Expenses of Issuance and Distribution

         The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, non-accountable expenses of $132,600 ($152,484 if the Over-Allotment Option is exercised) are estimated as follows:

    Securities and Exchange Commission Fees..............$  8,026.86
    NASDAQ Stock Market listing fee......................$ 10,000.00
    Transfer/Warrant Agent's fee and expenses............$  3,500.00
    NASD filing fee......................................$    934.00
    Accounting fees and expenses..........................$ 35,000.00
    Blue Sky fees and expenses............................$ 30,000.00
    Tombstone Advertisement...............................$ 10,000.00
    Printing Expenses (including Securities)... ..........$ 40,000.00
    Legal fees...........................................$ 90,000.00
    Miscellaneous...................................... .$  7,539.14

         Total........................................$    235,000.00


    ITEM 26.     Recent Sales of Unregistered Securities

         During February 1995, the Company issued 45,765 shares of Common Stock in repayment of certain liabilities totaling $251,702. Those liabilities included notes payable to Saddle Brook Investors of $149,633, a note payable plus accrued interest to an officer and Director of $34,273 and certain accounts payable of $67,796.

         In February 1995, Loeb Holding Corporation, as escrow agent ("Loeb"), for Warren D. Bagatelle, HSB Capital, trusts for the benefit of families of two principals of Loeb and three unaffiliated individuals, agreed to loan the Company $500,000 evidenced by a series of Convertible Promissory Notes. In September 1995, Loeb converted the Convertible Promissory Notes into 841,455 shares of Common Stock and two Term Promissory Notes, one in the principal amount of $475,000 and the other in the principal amount of $25,000.

         The principal amount of the $475,000 note is to be repaid in twelve equal quarterly payments commencing two (2) years from the date of said note. Prepayments may be made at any time without penalty. Interest is accrued at a rate of 9% per annum and interest payments are to made quarterly at the end of each calendar quarter, or at such earlier date that the Note becomes due and payable as a result of acceleration, prepayment or as otherwise provided therein. Interest began to run from the date that the monies were advanced to the Company.

         The Term Promissory Note in the amount of $25,000 and a Note issued in December, 1995 in the amount of $12,500 have been modified. Such Notes provide for accrued interest at the rate of 9% per annum payable quarterly commencing in September 1997 and unless previously converted the principal amount of each note is to be repaid in twelve equal quarterly installments, commencing April 1, 1998, or on such earlier date as such notes provide. Such notes are convertible at the sole option of the holder into an aggregate of 400,000 common shares of Common Stock.

         During March 1995, John H. Wasko, then President of the Company, upon exercise of his own option, acquired 70,520 shares of the Common Stock of the Company at an exercise price of $0.02145 per share.

         During the quarter ended March 31, 1996, the Company sold 5,000 shares of restricted Common Stock to a former officer and the director of the Company for $10,000. During the same period, the Company sold 25,000 shares of the Company's restricted Common Stock to an unaffiliated party for $50,000.

         On August 11, 1995, Robotic Lasers acquired Corporate Travel Link, Inc., by issuing 1,682,924 shares of restricted new Common Stock in exchange for the shares of common stock of Corporate Travel Link owned by Joseph Cutrona, Mark A. Kenny and Steven E. Pollan, which represented all the issued and outstanding shares of common stock of Corporate Travel Link.

         In August 1994 Joseph Cutrona and Mark A. Kenny each received 666,433 shares of Common Stock for contributed services to be provided to the Company.

         In August 1995 the Company granted Mr. Wasko a 5 year option to purchase 25,000 shares of Common Stock at a price of $0.60 per share and a 5-year option to purchase 35,000 shares of Common Stock at a price of $2.00 per share was granted to Mr. Wasko by the Company on November 1, 1996.

         During December, 1995, Loeb agreed to loan the Company $250,000 evidenced by a series of Convertible Promissory Notes. In November, 1996, Loeb converted the Convertible Promissory Notes into two Term Promissory Notes, one in the principal amount of $237,500 and the other in the principal amount of $12,500 plus 420,728 shares of Common Stock, of which 420,000 shares are owned by four unaffiliated parties.

         In May, 1996, Pursuant to a private offering, the Company issued 11.5 units to sixteen unaffiliated third parties in May and June, 1996. The Underwriter acted as placement agent for the private placement. Each $50,000 unit consisted of a $49,000 promissory note and a Class A Redeemable Warrant valued at $1,000 per unit. Each Redeemable Warrant entitles the holder to purchase 25,000 shares of Common Stock at $5.75 per share. Proceeds from this offering totaled $575,000 and Redeemable Warrants to purchase 287,500 shares of Common Stock were issued by the Company. The Underwriter was paid a fee of $57,500 in connection with the private placement.

         During the quarters ended September 30, 1996 and December 31, 1996, in order to raise additional working capital for the Company, Joseph Cutrona, President of the Company, sold a total of 37,600 shares of restricted Common Stock of the Company owned by him to nineteen unaffiliated third parties at prices ranging from $2.00 to $2.50 per share for total proceeds of $76,500 which Mr. Cutrona remitted to the Company in the form of a capital contribution. In February 1997 Mr. Cutrona sold an additional 7,850 shares of restricted Common Stock to 5 unaffiliated third parties at a price of $2.00 per share for total proceeds of $15,700, which Mr. Cutrona remitted to the Company in the form of an additional capital contribution. Mr. Mark A. Kenny has agreed to use 22,450 of his own shares of restricted Common Stock to reimburse Mr. Cutrona for one-half of the number of shares recently sold by Mr. Cutrona.

         In November, 1996, the Company sold 25,000 shares of the Company's restricted common stock to an unaffiliated party for $50,000.

         During  November  and  December,  1996,  the Company  and Loeb  Holding
    Corporation signed four 18 month Promissory Notes whereby Loeb Holding Corporation loaned the Company the sums of $75,000, $30,000, $10,000 and $95,000 (total of $210,000). The Promissory Notes which bear interest at 10%, mature on May 11, 1998, May 25, 1998, June 2, 1998 and June 9, 1998.

         In February and March, 1997, the Company borrowed a total of $45,000 from two unaffiliated third parties pursuant to two eighteen (18) month Promissory Notes bearing interest at 10% per annum payable at maturity. These notes are secured by 11,250 shares of the Company`s restricted Common Stock owned by Joseph Cutrona and 11,250 shares owned by Mark A. Kenny.

         Neither the Company nor any person acting on its behalf offered or sold the securities described above by means of any form of general solicitation or general advertising. Each purchaser represented in writing that he acquired the securities for his own account. A legend was placed on the certificate stating that the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Act or exemption therefrom. The Registrant believes such issuances are exempt transactions not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended.

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    ITEM 27.     Exhibits and Financial Statement Schedules

         (a)      Exhibits

                   1.1***           Form of Underwriting Agreement

                   1.2**            Selected Dealer Agreement

                   3.1*             Registrant's Articles of Incorporation

                   3.2*             Registrant's By-Laws

                   4.1**            Form of Common Stock Certificate

                   4.2*** Redeemable Warrant Agreement with Form of Class A and Class B Redeemable Warrants

                   4.3***           Underwriter's Warrant Agreement

                   5**              Opinion of McLaughlin & Stern, LLP

                  10.1* Employment Agreement dated October 17, 1996 between Registrant and Joseph Cutrona.

                  10.2* Consulting Agreement dated October 18, 1996 between the Registrant and Mark A. Kenny.

                  10.3*     Employment Agreement dated October 17, 1996
                                    between Registrant and John H. Wasko.

                  10.4* Copy of lease dated November 1, 1995 between Unicom and Corporate Travel Link, Inc.

                  10.5* Copy of Agreement dated June 22, 1995 between American Airlines, Inc., and Corporate Travel Link, Inc., relating to Sabre Extension Program - Associate Distribution and Services Agreement.

                  10.6* Copy of Agreement dated June 30, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc., relating to Associate Sabre Equipment Lease Agreement.

                  10.7* Copy of Agreement dated June 30, 1995 between American Airlines, Inc., and Corporate Travel Link, Inc. - non-standard system amendment to Corporate Sabre Equipment Lease Agreement.

                  10.8* Copy of Script Consulting Agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.

                  10.9* Copy of Script Services agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.

                  10.10* Copy of Galileo Services Display and Reservation Agreement dated August 28, 1995 between Galileo International Partnership and Corporate Travel Link, Inc.

                  10.11* Copy of Ancillary Services Agreement dated August 28, 1995 between Galileo International Partnership and Corporate Travel Link, Inc.

                  10.12* Copy of Worldspan Car Rental Associate Reservation Agreement between Worldspan, LP and Corporate Travel Link, Inc.

                  10.13*            Copy of Interim Loan Agreement between the
                                      registrant and Loeb Holding Corporation,
                                    as escrow agent, and certain executives of the Registrant.

                  10.14*            Prosoft Consulting Agreement

                  10.15** Copy of Consulting and Investment Banking Agreement between the Company and Loeb Partners Corporation.

                  10.16** Copy of Promissory Notes of the Company dated November 6, 1996 in the principal amounts of $12,500 and $237,500 payable to Loeb Holding Corporation, as escrow agent.

                  21*               List of Subsidiaries

                  24.1*             Consent of Wiss & Company, LLP

                  24.2*             Consent of McLaughlin & Stern, LLP

                  28.1*             Executive Stock Issuance

                  * Previously filed with Registration Statement on Form SB-2, filed October 29, 1996.

                  ** Previously filed with Amendment No. 1 filed on January 22, 1997.


                  *** Previously filed with Amendment No. 3 filed on March 5, 1997.

    Schedules other than those listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.



    ITEM 28.  Undertakings


      The undersigned Registrant hereby undertakes to:

      (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (I) Include any prospectus required by section 10(a)
    (3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution;

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

      (b) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                          CONSENT OF INDEPENDENT AUDITORS



            We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated January 31, 1997, relating to the consolidated financial statements of Genisys Reservation Systems, Inc., and Subsidiary which appears in such the Prospectus.

           We also consent to the reference to us under "Experts" in the Prospectus.



                                                     Wiss & Company, LLP




    Woodbridge, New Jersey
    March 13, 1997

                                                    SIGNATURES


                  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Union, State of New Jersey, on March 13, 1997.


                  GENISYS RESERVATION SYSTEMS, INC.

                  By:   /s/ Joseph Cutrona
                       Joseph Cutrona
                       President

                  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

    /s/Joseph Cutrona    President and Director     March 13, 1997
    Joseph Cutrona


    /s/John H. Wasko                 Secretary, Treasurer
    John H. Wasko         and Director              March 13, 1997
                                    (Chief Financial Officer and
                                     Chief Accounting Officer)

    /s/Mark A. Kenny                  Director                   March 13, 1997
    Mark A. Kenny

    /s/Warren D. Bagatelle   Chairman and Director   March 13, 1997
    Warren D. Bagatelle    (Chief Executive Officer)

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